EXECUTION VERSION

CREDIT AGREEMENT
Dated as of August 26, 2014
among
FIDELITY & GUARANTY LIFE HOLDINGS, INC.,
as Borrower,
ROYAL BANK OF CANADA,
as Administrative Agent,
RBC CAPITAL MARKETS,
as Joint Lead Arranger and Joint Lead Bookrunner,
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger, Joint Lead Bookrunner and Syndication Agent
ASSOCIATED BANK, NATIONAL ASSOCIATION, BNP PARIBAS, JPMORGAN CHASE BANK, N.A. and MIHI LLC,
as Co-Documentation Agents,
and
THE LENDERS PARTY HERETO

TABLE OF CONTENTS
Page
ARTICLE 1
Definitions

Section 1.01.	Certain Defined Terms.	1
Section 1.02.	Other Interpretive Provisions	34
Section 1.03.	Classification of Loans	35
Section 1.04.	Accounting Principles	35

ARTICLE 2
The Credits

ARTICLE 3
Taxes, Yield Protection and Illegality

ARTICLE 4
Conditions Precedent

Section 4.01.	Conditions to Effectiveness	54
Section 4.02.	Conditions to All Borrowings.	56
Section 4.03.	Determinations Under Section 4.01	56
ARTICLE 5
Representations and Warranties

ARTICLE 6
Affirmative Covenants

ARTICLE 7
Negative Covenants

ARTICLE 8
Events of Default

Section 8.01.	Events of Default	95
Section 8.02.	Remedies	97
Section 8.03.	Rights Not Exclusive	98

ARTICLE 9
The Administrative Agent

ARTICLE 10
Miscellaneous

APPENDICES
Appendix A    Revolving Commitments

SCHEDULES
Schedule 5.05        Litigation
Schedule 5.14    Subsidiaries
Schedule 7.01    Existing Indebtedness
Schedule 7.02    Existing Liens
Schedule 10.02    Addresses for Notices
EXHIBITS
Exhibit A    Form of Compliance Certificate
Exhibit B    Form of Revolving Loan Note
Exhibit C-1    Form of Revolving Loan Notice
Exhibit C-2    Form of Conversion/Continuation Notice
Exhibit D    Form of Assignment and Assumption

Exhibit E	Form of Guarantee Agreement

Exhibit F-1	United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-2	United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-3	United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit F-4	United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit G	Form of Prepayment Notice

Exhibit H	Solvency Certificate

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of August 26, 2014, by and among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each, a “Lender”), and ROYAL BANK OF CANADA, as administrative agent for the Lenders (the “Administrative Agent”) and the other agents and arrangers party hereto.
WHEREAS, the Borrower desires to obtain from the Lenders a revolving credit facility in an aggregate principal amount of $150,000,000;
WHEREAS, the Borrower intends to use the proceeds of the revolving credit facility (i) for working capital, general corporate purposes and growth initiatives of the Borrower and (ii) to pay fees, commissions and expenses incurred in connection with this Agreement and the Transactions; and
WHEREAS, each of the Guarantors (as defined below) is willing to guarantee the obligations of the Borrower, as provided in the Guarantee Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
ARTICLE 2Definitions
Section .Certain Defined Terms.
The following terms have the following meanings:
“Acquisition” means (a) an Investment by the Borrower or any Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be consolidated or merged with the Borrower or any Subsidiary or (b) the acquisition by the Borrower or any Subsidiary of assets of any Person.
“Administrative Agent” has the meaning specified in the preamble to this Agreement, and its successors and permitted assigns in such capacity.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time specify.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.
“Affiliate Transaction” has the meaning assigned to such term in Section 7.04(a).
“Agent-Related Persons” means the initial Administrative Agent, any successor Administrative Agent, the Lead Arrangers, the Syndication Agent and the Co-Documentation Agents, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Aggregate RBC Ratio” means, with respect to the Insurance Subsidiaries (other than any Insurance Subsidiary that is a Foreign Subsidiary) taken as a whole, on any date of determination, one-half of the ratio (expressed as a percentage) of (a) the aggregate “Total Adjusted Capital” (as defined by the applicable Department) for each such Insurance Subsidiary to (b) the aggregate “Authorized Control Level Risk-Based Capital” (as defined by the applicable Department) for each such Insurance Subsidiary.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
“A.M. Best” means A.M. Best Company.
“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the applicable Department, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of domicile or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
“Anti-Corruption Laws” means laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to corruption or bribery and including, but not limited to, the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd‑1, et seq.).
“Anti-Money Laundering Laws” means laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to terrorism financing or money laundering including any applicable provision of the Patriot Act (as defined below) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending December 31, 2014, a percentage, per annum, determined by reference to the following table as if the Debt to Total Capitalization Ratio of Parent then in effect were less than or equal to 25.0% but greater than 15%; and (b) thereafter, a percentage, per annum, determined by reference to the Debt to Total Capitalization Ratio of Parent and in effect from time to time as set forth in the table below:

Debt to Total Capitalization Ratio of Parent	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Applicable Revolving Commitment Fee Percentage
0% ˂ x ≤ 15%	1.75%	2.75%	0.375%
15% ˂ x ≤ 25%	2.00%	3.00%	0.50%
x ˃ 25%	2.25%	3.25%	0.75%

No change in the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be effective until one (1) Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a) calculating the Debt to Total Capitalization Ratio of Parent. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a), the Applicable Margin and the Applicable Revolving Commitment Fee Percentage shall be determined as if the Debt to Total Capitalization Ratio of Parent were in excess of 25.0%. Within one (1) Business Day of receipt of the applicable information under Section 6.02(a), the Administrative Agent shall give the Borrower and each Lender telefacsimile, telephonic or electronic notice (confirmed in writing) of the Applicable Margin and the Applicable Revolving Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Revolving Commitment Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Revolving Commitment Fee Percentage applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a correct certificate required by Section 6.02(a) for such Applicable Period, (y) the Applicable Margin or Applicable Revolving Commitment Fee Percentage shall be determined based on the

Debt to Total Capitalization Ratio of Parent set forth in such correct certificate and (z) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin or Applicable Revolving Commitment Fee Percentage for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.06 or Article 8.
“Applicable Reserve Requirement” means, at any time, for any determination of the Eurodollar Rate, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Revolving Loan bearing interest at an interest rate based on the Eurodollar Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on a Revolving Loan bearing interest at an interest rate based on the Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any of Parent or any of its Subsidiaries provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Administrative Agent or Lenders by means of electronic communications pursuant to Section 10.02(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Administrative Agent.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest determined by Royal Bank of Canada from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day as the “U.S. Prime Rate”, and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 1.00% per annum.
“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.
“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing Date” means the date of a Credit Extension.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or New York City and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Calculation Period” means, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.
“Capital and Surplus” means, as to any Insurance Subsidiary, as of any date, the total amount shown on line 38, page 3, column 1 (or such other line on which the equivalent information is provided on any other such Annual Statement) of the Annual Statement of such Insurance Subsidiary as of such date, or an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.
“Capital Market Indebtedness” means any series of Indebtedness specified within clause (a) or (b) of the definition of “Indebtedness” with an aggregate principal amount outstanding in excess of $100.0 million.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.
“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, is required to be classified as a capitalized lease, provided that, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2014.
“Cash Equivalents” means: (a) U.S. dollars, pounds sterling, euros, Canadian dollars and yen; (b) securities issued or directly and fully guaranteed or insured by the United States Government or issued by any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition; (c) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from Standard & Poor’s Ratings Group, Inc. or A2 or better from Moody’s Investors Service, Inc.; (d) certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors

Service, Inc. or (y) the short term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above, entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; (h) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above and clause (j) below; (i) money market funds that (i) comply with the criteria set forth in Rule 2A‑7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by Standard & Poor’s Ratings Group, Inc. or “Aaa” or the equivalent thereof by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least $5.0 billion; and (j) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (d) of this definition.
“Cash Management Obligations” means obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.
“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.
“Change of Control” means (a) the occurrence of both (x) any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 35% or more of the aggregate Voting Stock of Parent other than a Permitted Holder and (y) the Permitted Holders ceasing to beneficially own (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), in the aggregate, directly or indirectly, at least as much of the aggregate Voting Stock of Parent as that beneficially owned by such person or group; (b) Parent shall cease to beneficially own 100% on a fully diluted basis of the outstanding shares of Voting Stock of the Borrower; (c) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by (i) Persons who were members of the board of directors of Parent on the Closing Date or (ii) any new directors whose election by such board or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved; or (d) the occurrence of a “change of control” (howsoever defined) under the Existing Debt that constitutes an “event of default” under such Existing Debt.
“Closing Date” means August 26, 2014.
“CMOs” means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.
“Co-Documentation Agent” means each of Associated Bank, National Association, BNP Paribas, JPMorgan Chase, N.A. and MIHI LLC and their respective successors and assigns in such capacity.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.
“Commitment” means any Revolving Commitment.
“Commitment Termination Date” means the earliest to occur of (i) the date that is three years after the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.05, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.02.
“Compensation Period” has the meaning specified in Section 2.09(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Company Risk Factors” means the risk factors under the heading “Risk Factors” set forth in filings with the SEC of Parent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” has the meaning specified therefor in the FGL Indenture as of the date hereof.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that (without duplication):
(a) any net income (loss) of any Person if such Person is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded from such Consolidated Net Income, except that:
(1) the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to clause (2) below); and
(2) the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Subsidiary during such period;
(b) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(1) of Section 7.07(a), there shall be excluded from such Consolidated Net Income any net income (but not loss) of any Subsidiary (other than a Subsidiary Guarantor or an Insurance Subsidiary) if such Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Borrower, except that:
(1) the Borrower’s equity in the net income of any such Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the Borrower or another Subsidiary as a dividend (subject, in the case of a dividend to another Subsidiary, to the limitation contained in this clause); and
(2) the Borrower’s equity in a net loss of any such Subsidiary for such period will be included in determining such Consolidated Net Income;
(c) any net income (but not loss) of the Insurance Subsidiaries determined on a combined basis shall be excluded from such Consolidated Net Income; provided that, notwithstanding the foregoing, with respect to any fiscal quarter, there shall be included in Consolidated Net Income any such net income of an Insurance Subsidiary that could have been distributed by any Insurance Subsidiary to the Borrower as a dividend, distribution or return of capital or as a payment of interest or principal on any Surplus Debentures or Notes to the extent the distribution or payment of such net income would not cause the Aggregate RBC Ratio to be less than 250% as of the last day of such fiscal quarter (assuming for purposes of such calculation that any dividend, distribution, return of capital or payment on any Surplus Debentures or Notes during such fiscal quarter shall not have been made);

(d) any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Borrower or such Subsidiary (including pursuant to any sale and leaseback transaction) other than in the ordinary course of business shall be excluded from such Consolidated Net Income;
(e) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments shall be excluded from such Consolidated Net Income;
(f) the after-tax effect of extraordinary gain or loss shall be excluded from such Consolidated Net Income;
(g) the after-tax effect of the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;
(h) any after-tax effect of non-cash impairment charges recorded in connection with the application of FASB ASC 350 and FASB ASC 360 shall be excluded from such Consolidated Net Income;
(i) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Subsidiary shall be excluded from such Consolidated Net Income;
(j) all impairment charges in connection with Investments made by any Insurance Subsidiary in the ordinary course of business shall be excluded from such Consolidated Net Income; provided that the amount of any cash charges relating to such impairment charges shall not be excluded from Consolidated Net Income by operation of this clause (j) to the extent such cash charges reduce “Total Adjusted Capital” (as defined by the applicable Department); and
(k) interest related realized net investment portfolio trading losses of any Insurance Subsidiary (other than any Insurance Subsidiary that is a Foreign Subsidiary) shall be excluded from Consolidated Net Income to the extent such losses do not reduce such Insurance Subsidiary’s “Total Adjusted Capital” (as defined by the applicable Department).
“Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
“Controlled Group” means any trade or business (whether or not incorporated) under common control with a Credit Party or any of their Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“Conversion/Continuation Notice” means a notice of conversion or continuation of a Revolving Loan substantially in the form of Exhibit C-2.
“Credit Extension” means the making, conversion or continuation of a Revolving Loan.
“Credit Parties” means the Borrower and the Guarantors.
“Credit Suisse” means Credit Suisse Securities (USA) LLC.
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Debt to Total Capitalization Ratio” means, with respect to any Person, as of any date, the ratio of (a) the principal amount of, and accrued but unpaid interest on, all Indebtedness for borrowed money of such Person and its consolidated Subsidiaries outstanding on such date, other than (i) Indebtedness owing to such person or any of its Subsidiaries and (ii) the liabilities (if any) of such Person or any of its Subsidiaries in respect of Hedging Obligations as determined by reference to the Swap Termination Value of the Swap Contracts giving rise to such Hedging Obligations, to (b) Total Capitalization of such Person and its consolidated Subsidiaries on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including state insurance insolvency laws.
“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due unless the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority (including the applicable insurance commissioner or other titled officer with duties of an insurance commissioner) of such Insurance Subsidiary’s state of domicile with insurance regulatory jurisdiction over such Insurance Subsidiary.
“Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary, including any transaction pursuant to a Reinsurance Agreement (other than directors’ qualifying shares or local ownership shares) (it being understood that the Capital Stock of the Borrower is not an asset of the Borrower), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. The terms “Dispose of”, “Disposing of” and “Disposed of” shall have correlative meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Commitment Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Commitment Termination Date, or (c) contains any repurchase obligation which may come into effect prior to the date that is 91 days after the Commitment Termination Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Commitment Termination Date shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations. In addition, any Capital Stock held by any future, present or former employee, director, officer, manager or consultant (or their estates, spouses or former spouses) of the Borrower, any of its Subsidiaries or any direct or indirect parent company of the Borrower pursuant to any stockholders agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries following the termination of employment or death or disability of such employee, director, officer, manager or consultant with the Borrower or any of its Subsidiaries or in order to satisfy applicable regulatory or statutory obligation (so long as, in each case referred to in this sentence, any such requirement is made subject to compliance with this Agreement).
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Economic Sanctions Laws” means laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties relating to economic sanctions and terrorism financing, including any economic sanctions administered by the U.S. Department of State and the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 - 1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.
“Eligible Assignee” means any Person other than an Ineligible Institution.
“Embargoed Person” means any party that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is located, organized or chartered in a country or territory subject to OFAC sanctions or embargo programs; (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act or the Trading With the Enemy Act or (c) is owned or acting on behalf of any Person described in either of clause (a) or (b) above, as may be restricted by OFAC interpretations and guidance.
“Engagement Letter” means the engagement letter, dated July 30, 2014 between the Borrower, RBCCM, Credit Suisse and the Administrative Agent.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Claims” means all written claims, complaints or notices, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the Environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief or other type of relief, resulting from or based upon the presence, placement, or Release (including intentional or unintentional, negligent or non-negligent, sudden or non‑sudden or accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, under or from property, whether or not owned by Parent or any of its Subsidiaries, excluding, in any case, liabilities or claims arising under any insurance contract or policy, reinsurance agreement or retrocession agreement relating to any of the foregoing where Parent or any of its Subsidiaries is the insurer.
“Environmental Laws” means all Requirements of Law relating to pollution or protection of the Environment, health and safety.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of Parent, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the release, threatened release, generation, use, handling, transportation, storage or treatment of, or exposure to, any Hazardous Materials or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Single Employer Pension Plan; (b) with respect to any Single Employer Pension Plan, the failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code and Sections 302 or 303 of ERISA, whether or not waived; (c) a withdrawal by Parent, any of its Subsidiaries or any ERISA Affiliate from a Single Employer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Parent, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or is insolvent within the meaning of Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Single Employer Pension Plan or Multiemployer Plan; (f) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than required plan contributions and PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any of its Subsidiaries, including by reason of Parent or any of its Subsidiaries being or having been deemed an ERISA Affiliate of any other trade or business; or (h) the imposition of a Lien under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA.
“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan: the rate per annum obtained by dividing (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) is not available, the rate per annum determined by the Administrative Agent as the rate of interest equal to the offered quotation rate to major banks in the offshore Dollar market at their request by the Administrative Agent’s London

Branch for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Revolving Loan, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.
“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
“Excluded Subsidiary” means (a) any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary, (b)  any Subsidiary that (i) has assets with an aggregate Fair Market Value less than $2,500,000 as of the end of the most recently ended Fiscal Quarter of the Borrower, (ii) has aggregate revenues less than $2,500,000 million for the period of four consecutive Fiscal Quarters most recently ended, and (iii) has no Subsidiaries other than any Subsidiary with assets with an aggregate Fair Market Value less than $2,500,000 as of the end of the most recently ended Fiscal Quarter of the Borrower, or aggregate revenues less than $2,500,000 million for the period of four consecutive Fiscal Quarters most recently ended, (c) any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary, (d) any Special Purpose Subsidiary, (e) any Subsidiary that is not permitted by law or regulation to guarantee the Obligations with respect to the Revolving Loans or that would be required to obtain governmental (including regulatory) consent, approval, license or authorization to guarantee the Obligations with respect to the Revolving Loans (unless such consent, approval, license or authorization has been received) and (f) any Subsidiary that is prohibited from guaranteeing the Obligations with respect to the Revolving Loans by any contractual obligation in existence on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof). Any Subsidiary that is an Excluded Subsidiary under clause (b) above that fails to meet the condition in such clause (b) as of the last day of the period of four consecutive fiscal quarters most recently ended shall continue to be deemed an “Excluded Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 6.01 hereof with respect to such period (or the last quarter thereof, as applicable).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) any United States federal withholding Tax that is imposed on amounts payable to a Lender or the Administrative Agent under any laws in effect at the time (i) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), such Lender acquires the applicable interest in the Commitment and, in the case of the Administrative Agent, it becomes a party hereto or (ii) in the case of any Lender, such Lender changes its lending office, except to the extent in each case that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a), (d) any Tax that is attributable to such recipient’s failure to comply with Section 3.01(e) and (e) Taxes imposed pursuant to FATCA.
“Existing Debt” means the 6.375% senior unsecured notes due 2021 issued by the Borrower pursuant to the FGL Indenture.
“Facility” means, collectively, the Revolving Loans and Revolving Commitments therefor.
“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in good faith by the Borrower.
“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable (including any U.S. Treasury Department regulations or other official administrative guidance promulgated thereunder), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“FGL Indenture” means the Indenture dated as of March 27, 2013 by and among the Borrower as issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association as trustee, as amended, restated, supplemented or otherwise modified.
“FGL Insurance” means Fidelity & Guaranty Life Insurance Company, an Iowa insurance company.
“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.
“Fiscal Year” means any period of twelve consecutive calendar months ending on (i) in the case of the Borrower and Parent, September 30 and (ii) in the case of any Insurance Subsidiary, December 31.
“Fitch” means Fitch Ratings Limited.
“Fixed Charge Coverage Ratio” has the meaning specified therefor in the FGL Indenture as of the date hereof.
“Fixed Charges” has the meaning specified therefor in the FGL Indenture as of the date hereof.
“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means (i) a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized or existing under the laws of a jurisdiction outside the United States, (ii) any Subsidiary that is organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, if all or substantially all of the assets of such Subsidiary consist of equity or debt of one or more Subsidiaries described in clause (i), intellectual property relating to such Subsidiaries and other assets (including cash or Cash Equivalents) relating to an ownership interest in such Subsidiaries, and (iii) any Subsidiary of a Subsidiary described in clause (i).
“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any Department, board of insurance, insurance department or insurance commissioner.
“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Guarantors and the Administrative Agent, substantially in the form attached hereto as Exhibit E.
“Guarantors” means each of Parent, each Subsidiary Guarantor, and each other Person that shall, at any time on or after the date thereof, become a Guarantor pursuant to the terms hereof or the Guarantee Agreement.
“Hazardous Material” means: (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; (c) petroleum and any petroleum product; or (d) any other pollutant, contaminant, chemical, material, waste or substance in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement, excluding any obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary.
“Historical Financial Statements” means as of the Closing Date (i) audited annual consolidated financial statements of Parent and the Borrower for Fiscal Year 2013 and (ii) unaudited quarterly consolidated financial statements of Parent and the Borrower for the quarter ended June 30, 2014.
“Historical Statutory Statements” has the meaning specified in Section 5.11(b).
“Immaterial Subsidiary” means a Subsidiary (other than an Insurance Subsidiary existing on the Closing Date or a Subsidiary Guarantor) that holds, directly or indirectly, less than 5% of the Consolidated assets of the Borrower and its Subsidiaries at such time or that accounts for less than 5% of the Consolidated revenues of the Borrower and its Subsidiaries at such time, in each instance determined in accordance with GAAP. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the period of four consecutive fiscal quarters most recently ended shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 6.01 hereof with respect to such period (or the last quarter thereof, as applicable).
“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence”

have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (a) and (b) above and clause (e) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument; (d) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; (e)    Capitalized Lease Liabilities of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); (f) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends); (g) the principal component of all indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such indebtedness of such other Persons; (h) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and (i) to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the Swap Termination Value of such Swap Contracts giving rise to such Hedging Obligation) provided that the following shall not constitute Indebtedness: (i) except as provided in clause (e) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP as in effect on January 1, 2014, (ii) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (iii) any customer deposits or advance payments received in the ordinary course of business, (iv) obligations of Insurance Subsidiaries with respect to Swap Contracts entered into in the ordinary course of business and consistent with the investment policy approved by the Board of Directors of such Insurance Subsidiary, (v) the following obligations issued or undertaken in connection with a Statutory Reserve Financing: (A) Surplus Debentures or Notes or other obligations of any Special Purpose Subsidiary of the Borrower (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes by an entity formed in connection with a Statutory Reserve Financing, (C) letters of credit issued for the account of any Special Purpose Subsidiary of the Borrower, (D) reimbursement obligations of any Special Purpose Subsidiary, (E) any guarantees by the Borrower or the Parent of the obligations described in clause (A), (B), (C) or (D) above, (F) reimbursement obligations of the Borrower or the Parent or (G) capital maintenance or similar obligations of the Borrower or the Parent in favor of any Special Purpose Subsidiary, (vi) any obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar policies underwritten by an Insurance Subsidiary, in each case, in the ordinary course of business and (vii) letters of credit and other obligations in connection with Reinsurance Agreements entered into in the ordinary course of business.
“Indemnified Liabilities” has the meaning specified in Section 10.05(a).
“Indemnified Person” has the meaning specified in Section 10.05(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Auditor” has the meaning specified in Section 6.01(a).
“Independent Financial Advisor” means (a) an accounting, appraisal or investment banking firm or (b) a consultant to Persons engaged in any business that is the same as or related, ancillary or complementary to any of the businesses of the Borrower and its Subsidiaries on the Closing Date and any reasonable extension or evolution of any of the foregoing, in each case of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.
“Index Debt” means (i) so long as the Existing Debt is outstanding, the Existing Debt and (ii) at any time the Existing Debt is no longer outstanding, any other senior, unsecured, long-term debt of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, other than, in the case of this clause (d), any such company, investment vehicle or trust that (1) has not been established for the primary purpose of acquiring Revolving Loans or Revolving Commitments, (2) is managed by a professional advisor having significant experience in the business of making or purchasing commercial loans, (3) has assets greater than $25,000,000 and (4) makes or purchases commercial loans and similar extensions of credit in the ordinary course of its business as significant part of its activities.
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, in any case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Insurance Investments” means investments by an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary for its investment portfolio in the ordinary course of business (other than any of its Investments in Subsidiaries engaged in insurance lines of business) consistent with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary.
“Insurance Subsidiary” means any Subsidiary of Parent that is required to be licensed as an insurer or reinsurer.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Credit Extension of which such Revolving Loan is a part; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).
“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that:
(a)if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period shall extend beyond the Commitment Termination Date.
For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.
“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Interest Type” means, when used with respect to any Revolving Loan, whether the rate of interest on such Revolving Loan is determined by reference to the Eurodollar Rate or the Base Rate.
“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Borrower or its Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;
(2) endorsements of negotiable instruments and documents in the ordinary course of business;
(3) an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower;
(4) a deposit of funds in connection with an acquisition of assets, Capital Stock or other securities; provided that either such acquisition is consummated by or through a Subsidiary or such deposit is returned to the Person who made it;
(5) an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and
(6) licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.
“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.
“Lead Arrangers” means each of RBCCM and Credit Suisse Securities (USA) LLC.
“Lenders” has the meaning specified in the preamble to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on

Schedule 10.02 or in its administrative questionnaire delivered to the Administrative Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Borrower and the Administrative Agent.
“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance or reinsurance business or to act as an insurance agent or broker.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, encumbrance or lien (statutory or other) in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.
“Loan Documents” means this Agreement and amendments of and joinders to this Agreement, all Revolving Loan Notes, the Guarantee Agreement, the Engagement Letter and any fee letter agreement entered into pursuant to Section 2.07 and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of the Administrative Agent or any Lender in connection herewith on or after the date hereof.
“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C‑1.
“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties of the Loan Documents to which they are a party, taken as a whole; or (d) a material adverse change in the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender under the Loan Documents, taken as a whole.
“Material Indebtedness” means Indebtedness or obligations in respect of one or more Swap Contracts having an aggregate outstanding principal amount, individually or in the aggregate with the outstanding principal amount of all other Indebtedness of the Borrowers, the Guarantors, and their respective Subsidiaries (excluding Indebtedness under the Loan Documents) of not less than $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, the Guarantors and their respective Subsidiaries in respect of any Swap Contracts at any time will be the Swap Termination Value thereof.
“MNPI” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Guarantors, the Borrower or their respective affiliates or securities.
“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.
“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which Parent, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock of the Borrower or any Subsidiary or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees, charges and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which Lenders holding more than 50% of the Revolving Loans and Revolving Commitments have consented.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Obligations” means all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Loan Document with respect to the Revolving Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents include the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Loan Document.
“OFAC” has the meaning set forth in the definition of “Economic Sanctions Law”.
“OM Purchase Agreement” means the First Amended and Restated Stock Purchase Agreement, dated February 17, 2011, between OM Group (UK) Limited and Parent (as successor to Harbinger F&G, LLC).
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Revolving Loans, Revolving Commitments or Loan Document at the Borrower’s request pursuant to Section 3.07).
“Other Taxes” means any present or future stamp, court or documentary, recording, filing or similar Taxes or sales Taxes, charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).
“Parent” means Fidelity & Guaranty Life, a Delaware corporation.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(d).
“Patriot Act” has the meaning specified in Section 10.17.
“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA that Parent, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Permitted Holder” means (a) Harbinger Group Inc., (b) any Affiliate or Related Party of Harbinger Group Inc. (other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”), and (c) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b) or any group in which the Persons specified in clauses (a) and (b) own more than a majority of the voting power of the Voting Stock held by such group, and any Person that is a member of any such group.
“Permitted Investment” means an Investment by the Borrower or any Subsidiary in:
(a) the Borrower or a Subsidiary, including through the purchase of Capital Stock of a Subsidiary;
(b) any Investment by the Borrower or any of its Subsidiaries in a Person that is engaged in any business that is the same as or related, ancillary or complementary to any of the businesses of the Borrower and its Subsidiaries on the Closing Date and any reasonable extension or evolution of any of the foregoing if as a result of such Investment:
(i) such Person becomes a Subsidiary; or
(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
(c) cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;
(d) receivables owing to the Borrower or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances;
(e) commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(f) loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $2.0 million with respect to all loans or advances or guarantees made since the Closing Date (without giving effect to the forgiveness of any such loan) or to fund such Person’s purchase of Capital Stock of the Borrower or any direct or indirect parent of the Borrower;
(g) any Investment acquired by the Borrower or any of its Subsidiaries:
(i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;
(ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or
(iii) in the form of notes payable, or stock or other securities issued by account debtors to the Borrower or any Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;
(h) Investments made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with Section 7.03 hereof or any other disposition of assets not constituting a Disposition;

(i) Investments in existence on the Closing Date and Investments committed to be made as of the Closing Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than (x) as contemplated by the terms of such Investment as in effect on the Closing Date, (y) as permitted under this definition or Section 7.07 hereof or (z) pursuant to the terms of such Investment as in effect on the Closing Date, as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities);
(j) any Person to the extent such Investments consist of Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 7.01 hereof;
(k) guarantees of Indebtedness issued in accordance with Section 7.01 hereof and guarantees to suppliers, licensors or the providers of operating leases (other than guarantees of Indebtedness) in the ordinary course of business;
(l) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Subsidiaries in connection with such plans;
(m) Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(n) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Subsidiary;
(o) prepayments and other credits to suppliers made in the ordinary course of business;
(p) endorsements of negotiable instruments and documents in the ordinary course of business;
(q) loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;
(r) Insurance Investments by any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary);
(s) Investments by the Borrower that constitute Investments that would be permitted to be made by an Insurance Subsidiary pursuant to clause (r) of this definition of “Permitted Investments”;
(t) Investments of the type described in clause (v) of the proviso in the definition of “Indebtedness” in connection with Statutory Reserve Financings; and
(u) Investments by the Borrower or any of its Subsidiaries, together with all other Investments pursuant to this clause (u), in an aggregate amount at the time of such Investment not to exceed $35.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).
“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary thereof existing or arising under Interest Rate Agreements, Currency Agreements or other Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of fixing, managing or hedging interest rate or currency exposure of the Borrower or any Subsidiary and not for speculative purposes.
“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Security Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval) and (f) transactions in which a federal home loan mortgage bank (a “FHLMB”) makes loans to an Insurance Subsidiary, that are sufficiently secured by appropriate assets of such Insurance Subsidiary consisting of government agency mortgage-backed securities in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA that any Credit Party, any of their Subsidiaries, or any member of the Controlled Group sponsors or maintains or to which any Credit Party, any of their Subsidiaries, or any member of the Controlled Group makes, is making or is obligated to make, contributions.
“Portfolio Interest Exemption” has the meaning specified in Section 3.01(e)(C)(iii).
“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Prepayment Notice” means a written notice made pursuant to Section 2.05(e) substantially in the form of Exhibit G.
“Primary Policies” means any insurance or reinsurance policies issued by a Credit Party or any Insurance Subsidiary.
“Pro Rata Share” means, at any time, with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender at such time by (b) the aggregate Revolving Exposure of all Lenders at such time.
“Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the applicable Department or, if no specific form is so required, in the form of financial statements permitted by such Department to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such Department to be disclosed therein, together with all exhibits or schedules filed therewith.
“Rating” means, at any time, the rating issued by S&P and Moody’s and then in effect with respect to the Index Debt.
“Rating Agencies” means S&P and Moody’s.
“Rating Decline Event” means that each of the Ratings immediately following a Disposition becoming known publicly is more than one level or category lower than such Rating immediately prior to such Disposition becoming known publicly.
“RBCCM” means RBC Capital Markets RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates..
“Reference Date” means March 27, 2013.
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:
(a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:
(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, and
(2) an amount necessary to pay any fees and expenses, including accrued and unpaid interest, premiums, transaction costs and defeasance costs, related to such Refinancing,
(b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced (or, if the Average Life of such refinancing Indebtedness is less than the Average Life of the Indebtedness being refinanced, then such refinancing Indebtedness shall have a maturity date no earlier than the Commitment Termination Date),
(c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced (or, if earlier, the Commitment Termination Date), and
(d) if the Indebtedness being Refinanced was subordinated to the Obligations, the new Indebtedness shall be subordinated to the Obligations at least to the same extent as such Indebtedness being Refinanced;
provided, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that Refinances Indebtedness of the Borrower or a Subsidiary Guarantor.
“Register” has the meaning specified in Section 10.07(c).
“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to transfer or cede to another insurer, or has transferred or ceded to it by another insurer, all or part of the liability assumed or assets held under one or more insurance, annuity, reinsurance or retrocession policy, agreement, contract, treaty, certificate or similar arrangement. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, controlling persons, directors, officers, employees, agents, advisors and successors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Revolving Lenders; provided that the aggregate amount of Revolving Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, secretary, assistant secretary or other officer of similar stature or responsibility, of a Credit Party. Any document delivered under any Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. Unless otherwise specified, “Responsible Officer” means a Responsible Officer of the Borrower.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” has the meaning set forth in Section 7.07.
“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $150,000,000.
“Revolving Commitment Period” means the period from the Closing Date to but excluding the Commitment Termination Date.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Revolving Loans of that Lender.
“Revolving Lender” means a Lender having a Revolving Commitment.
“Revolving Loan” means a Revolving Loan made by a Lender to the Borrower pursuant to Section 2.01(a).
“Revolving Loan Note” means a promissory note in substantially the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Department in the jurisdiction of such Insurance Subsidiary for the preparation of Annual Statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such statement or report.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.
“Single Employer Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, that Parent, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains, or to which Parent, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions or could reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Special Purpose Subsidiary” means any Subsidiary of the Borrower formed to issue Surplus Debentures or Notes or other obligations in connection with a Statutory Reserve Financing or enter into Reinsurance Agreements in connection with a Statutory Reserve Financing or enter into ancillary obligations in respect of the foregoing.
“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Statutory Reserve Financing” means a transaction or series of transactions entered into primarily for the purpose of financing a portion of the statutory reserves required to be held by an Insurance

Subsidiary, where the proceeds or funding obligations provided by the financing counterparty or counterparties in such transaction or transactions are not expected, as of the date such transaction or transactions are entered into, to be used or applied to pay insurance or reinsurance claims reasonably projected to be payable as of the date such transaction or transactions are entered into.
“Subordinated Obligation” means any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinated or junior in right of payment to the Revolving Loans pursuant to its terms. No Indebtedness of the Borrower shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Borrower solely by virtue of Liens, guarantees, maturity or payments or structural subordination.
“Subsidiary” of a Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the membership interest, if it is a limited liability company. Unless otherwise specified, “Subsidiary” means a Subsidiary of Parent.
“Subsidiary Guarantor” means Fidelity & Guaranty Life Business Services, Inc. and each other subsidiary of the Borrower that shall, at any time on or after the date thereof, become a Guarantor pursuant to the terms hereof or the Guarantee Agreement.
“Surplus Debentures or Notes” means, as to any Insurance Subsidiary, debt securities or notes of such Insurance Subsidiary issued to any of its Affiliates the proceeds of which are permitted to be included, in whole or in part, as Capital and Surplus of such Insurance Subsidiary as approved and permitted by the applicable Department and are of a type generally described in the insurance industry as a “surplus note”.
“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, for any date of determination, the maximum aggregate amount that the applicable Person would be required to pay if such Swap Contracts were terminated on such date of determination.
“Syndication Agent” means Credit Suisse and its successors and assigns in such capacity.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Status Certificate” has the meaning specified in Section 3.01(e)(C)(iii).
“Total Capitalization” means, with respect to any Person, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the Total Shareholders’ Equity of such Person.
“Total Shareholders’ Equity” means as to any Person the total common and preferred shareholders’ equity of such Person as determined in accordance with GAAP (calculated excluding (a) accumulated other comprehensive income (or loss) (which includes unrealized gains (losses) on securities as determined in accordance with FASB ASC 320 (Investments-Debt and Equity Securities)) and (b) any

charges taken to write off any goodwill included on such Person’s balance sheet on the Closing Date to the extent such charges are required by FASB ASC 320 (Investments- Debt and Equity Securities) and ASC 350 (Intangibles-Goodwill and Others).
“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans at such date.
“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transactions” means the (a) execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, (b) borrowing of the Revolving Loans hereunder and (c) payment of fees and expenses incurred in connection with the foregoing.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.
“Wholly-Owned Subsidiary” means a Subsidiary all of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by the Borrower or another Wholly-Owned Subsidiary.
Section .Other Interpretive Provisions
.
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(i)The term “including” is not limiting and means “including without limitation”.
(ii)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
(iii)The term “will” shall be construed to have the same meaning and effect as the word “shall”.
(d)Unless otherwise expressly provided herein or the context requires otherwise, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns, (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (v) any reference to any IRS form shall be construed to include any successor form.
(e)The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(f)This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(g)This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Administrative Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.
Section .Classification of Loans.
For purposes of this Agreement, Revolving Loans may be classified and referred to by Interest Type (e.g., a “Eurodollar Rate Loan”).
Section .Accounting Principles.
(a)Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time, consistently applied. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effect of any election under FASB ASC 825 to value any Indebtedness or financial liabilities of Parent and its Subsidiaries at “fair value” shall be disregarded and (ii) the Fixed Charge Coverage Ratio shall be computed in conformity with GAAP as defined in the FGL Indenture.
(b)References herein to particular columns, lines or sections of any Person’s Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person’s Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event the columns, lines or sections of the Annual Statement or Quarterly Statement referenced herein are changed or renumbered from the columns, lines and sections applicable to the 2013 Annual Statement, or the June 30, 2014 Quarterly Statement, all such references shall be deemed references to such column, line or section as so renumbered or changed.
(c)If, at any time after the date of this Agreement, any material change is made to GAAP, or any Credit Party’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement and the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant or any related definition contained in this Agreement to eliminate the effect of such change (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any covenant or any related definition for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such provisions to restore the Credit Parties and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that until such notice is withdrawn or such covenant shall have been amended in accordance herewith, compliance with the applicable covenants shall be determined on the basis of GAAP or the applicable Credit Party’s accounting practices as in effect and applied immediately before such change shall have become effective.
ARTICLE 3
ARTICLE 4The Credits
Section .Revolving Loans.
(a)Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to the Borrower in an aggregate amount up to but not exceeding its Revolving

Commitment. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Revolving Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
(b)Borrowing Mechanics for Revolving Loans.
(i)Revolving Loans (x) that are Eurodollar Rate Loans will be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) that are Base Rate Loans will be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(ii)Whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Loan Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and no later than 12:00 p.m. (New York City time) on the Business Day prior to the proposed Borrowing Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Borrowing Date is the Closing Date, such Loan Notice may be delivered within such period shorter than three Business Days as may be agreed by the Administrative Agent with respect to Eurodollar Rate Loans. Except as otherwise provided herein, a Loan Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable.
(iii)Notice of receipt of each Loan Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile or other electronic communication with reasonable promptness, but (provided that the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Loan Notice from the Borrower.
(iv)Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Administrative Agent’s Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.
Section .Pro Rata Shares.
All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.
Section .Conversion and Continuation of Revolving Loans.
(a)Each conversion of Revolving Loans from one Interest Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate

Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. The Administrative Agent shall determine the interest rate that shall apply to any converted or continued Eurodollar Rate Loans pursuant to Section 2.06(c).
(b)Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Revolving Loans from one Interest Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be converted or continued, (iv) the Interest Type of Revolving Loans to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).
(c)Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, unless the Required Lenders otherwise consent, each Revolving Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.
Section .Notes; Loan Accounts.
(a)Each Revolving Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence of the amount of the Revolving Loans made by the Lenders to the Borrower and the interest and payments thereon absent manifest error. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Revolving Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)Upon the request of any Lender made through the Administrative Agent, instead of or in addition to loan accounts, the Revolving Loans made by such Lender may be evidenced by a Revolving Loan Note. Each Lender shall endorse on the schedules annexed to its Revolving Loan Note the date, amount and maturity of each Revolving Loan deemed made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Revolving Loan Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to the Revolving Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Revolving Loan Note to such Lender.
Section .Prepayments.
(a)Optional Prepayments. The Borrower will have the right at any time to prepay any Credit Extension, without premium or penalty in whole or in part, in minimum amounts of (x) with respect to Eurodollar Rate Loans, $1,000,000 or any multiple of $1,000,000 in excess thereof and (y) with respect to Base Rate Loans $500,000 or any multiple of $100,000 in excess thereof, in each case subject to the provisions of this Section 2.05; provided that notwithstanding the foregoing, any Revolving Loan may be prepaid in its entirety.
(b)Voluntary Commitment Reductions.
(i)The Borrower may, upon not less than three Business Days’ prior written or telephonic notice to the Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of (x) with respect to Eurodollar Rate Loans, $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) with respect to Base Rate Loans, $500,000 and integral multiples of $100,000 in excess of that amount.
(ii)The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(iii)Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
(c)Mandatory Prepayments. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments does not at any time exceed the Revolving Commitments then in effect. The outstanding principal balance of the Revolving Loans together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Commitment Termination Date.
(d)Application of Prepayments. Any prepayment of the Revolving Loans will be applied to prepay the Revolving Loans to the full extent thereof without any permanent reduction of the Revolving Commitments.
(e)Notice of Prepayments. The Borrower shall notify the Administrative Agent in the form of a Prepayment Notice of any prepayment of any Credit Extension hereunder not later than 12:00 p.m. (New York City time) one Business Day before the date of prepayment. Each such Prepayment Notice shall be irrevocable, shall specify the prepayment date and the principal amount of each Credit Extension or portion thereof to be prepaid and may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(f)Application of Prepayments of Revolving Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.04.
Section .Interest.
(a)Except as otherwise set forth herein, Revolving Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(ii)if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.
(b)The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided that the Borrower may not select the Eurodollar Rate for any Credit Extension if the aggregate amount of such Credit Extension is less than $1,000,000.
(c)In connection with Eurodollar Rate Loans there shall be no more than eight Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.03(a)), the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the U.S. Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
(d)Notwithstanding the foregoing, upon the occurrence of any Event of Default and for so long as such Event of Default is continuing, the overdue principal amount of each Revolving Loan and overdue interest payable thereon shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Revolving Loan as provided in the preceding subsections of this Section 2.06. In addition, to the extent permitted by applicable law, if any fee or other amount (other than principal or interest on any Revolving Loan) payable by the Borrower pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section 2.06.
(e)Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date for such Revolving Loan; provided that (i) interest accrued pursuant to Section 2.06(d) shall be payable on demand of the Administrative Agent (upon the instruction of the Required Lenders; provided that no such instruction shall be required in the case of an Event of Default pursuant to Section 8.01(a), (f) or (g)), (ii) upon any repayment or prepayment of any Revolving Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Rate Loan before the end of the current Interest Period therefor, interest accrued on such Revolving Loan shall be payable on the effective date of such conversion.
(f)Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the Borrower.
Section .Fees.

(a)From the Closing Date until the date on which the Revolving Commitments terminate, the Borrower agrees to pay to the Administrative Agent on behalf of the Lenders commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of all outstanding Revolving Loans, times (2) the Applicable Revolving Commitment Fee Percentage.
(b)All fees referred to in Section 2.07(a) will be calculated pursuant to the second sentence of Section 2.08(a) and, unless otherwise stated, shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.
(c)In addition to the foregoing, the Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent. Such fees will be fully earned when paid and will not be refundable under any circumstances.
Section .Computation of Fees and Interest.
(a)All computations of interest for Base Rate Loans when the Base Rate is determined by the U.S. Prime Rate shall be made on the basis of a year of 365 (or 366 days in a leap year) and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period in which such interest or fees are computed from the first day thereof to the last day thereof.
(b)Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.
Section .Payments Generally.
(a)All payments to be made by the Borrower under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim. Except as otherwise expressly provided in any Loan Document, all payments to be made by the Borrower under any Loan Document shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified in such Loan Document. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue to such following Business Day.
(b)Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
(c)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender pays such amount to the Administrative Agent, then such amount (other than the interest thereon) shall constitute such Lender’s Revolving Loan included in the applicable Credit Extension. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower, with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the extension of Revolving Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)The obligations of the Lenders hereunder to make Revolving Loans are several and not joint. The failure of any Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loans.
(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Revolving Loan in any particular place or manner.
Section .Sharing of Payments by Lenders.
(a)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (i) on account of any Obligations due and payable hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (1) the amount of such Obligations due and payable to such Lender at such time to (2) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) of or on account of any of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (calculated according to the proportion of (1) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (2) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then in each case, such Lender shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:
(b)if any such participations are purchased and all or any portion of the payment     giving rise thereto is recovered, such participations shall be rescinded and the     purchase price restored to the extent of such recovery, without interest; and
(c)the provisions of this Section 2.10 shall not be construed to apply to (1) any     payment made by the Borrower pursuant to and in accordance with the express     terms of this Agreement or (2) any payment obtained by a Lender as     consideration for the assignment of or sale of a participation in any of its     Revolving Loans to any assignee or participant.
(d)Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim (subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
Section .Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan on a pro rata basis in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans on a pro rata basis under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a

Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(ii)Certain Fees.
(1)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, the Borrower shall not be required to pay the remaining amount of any such fee.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. The arrangements permitted or required by this Section 2.11 shall be permitted under this Agreement, notwithstanding the pro rata sharing provisions or otherwise.
ARTICLE 5
ARTICLE 6Taxes, Yield Protection and Illegality
Section .Taxes.
(a)Payments Free of Indemnified Taxes and Other Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable withholding agent shall be required by applicable law (as determined in the good faith discretion of such applicable withholding agent) to deduct or withhold any Taxes (including any Other Taxes) from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the amount so payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional amounts so payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the amount it would have received had no such deductions or withholdings been made. For purposes of this Section 3.01, the term “applicable law” includes FATCA.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Indemnification by the Borrower. Without duplication of the provisions of subsection (a) above, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes in respect of payments under any Loan Document (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 3.01) that are imposed on or payable by the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders. Each Lender shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (i) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (ii) to determine, if applicable, the required rate of withholding or deduction and (iii) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall notify the Borrower and the Administrative Agent in writing and shall update or otherwise correct the affected documentation or notify the Borrower and the Administrative Agent in writing that such Lender is not legally eligible to do so. Notwithstanding anything to the contrary in the preceding paragraph, the completion, execution and submission of such documentation will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Each Lender shall deliver to the Borrower and the Administrative Agent (in such number of duly completed and executed originals as shall be requested by the recipient), at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including IRS Form W-8BEN-E and as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any payment under this Agreement or the other Loan Documents pursuant to FATCA. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Without limiting the generality of the foregoing,
(A)    the Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower);
(i)executed originals of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and
(ii)executed originals of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) or Section 1.1441-1T(b)(2)(iv)(A) of the United States Treasury Regulations);
(B)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent duly completed and executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrower or the Administrative Agent) as will enable the Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to U.S. federal backup withholding or information reporting requirements; and
(C)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:
(iii)IRS Form W-8BEN or W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(iv)IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) under this Agreement or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States,
(v)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto),
(vi)where such Foreign Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s); provided that, if the Foreign Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)), or
(vii)any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to provide.

(f)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section .Illegality.
(a)If the adoption of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, after the Closing Date, has made it unlawful, or if any central bank or other Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make Eurodollar Rate Loans shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.
(b)If it shall have become unlawful for such Lender to maintain any Eurodollar Rate Loan after the Closing Date, upon the Borrower’s receipt of written notice of such fact and demand from such Lender (with a copy to the Administrative Agent), such Eurodollar Rate Loans of that Lender then outstanding, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan, shall convert to a Base Rate Loan on such applicable date and on such date the Borrower shall pay to the applicable Lender accrued interest on such Eurodollar Rate Loan along with all amounts required under Section 3.04.
(c)If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Administrative Agent, that all Revolving Loans which would otherwise be made or maintained by the Lender as Eurodollar Rate Loans shall instead be Base Rate Loans.
(d)If any Lender requests compensation pursuant to Section 3.01, 3.02 or 3.03, the Borrower is required to pay any increased payment or indemnity payment pursuant to Section 3.01, 3.02 or 3.03, or Eurodollar Rate Loans or commitments to make Eurodollar Rate Loans are automatically converted to Base Rate Loans or commitments to make Base Rate Loans, as the case may be, pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Eurodollar Rate Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the need for the notice pursuant to this Section 3.02 or such payment pursuant to Section 3.01 or 3.03, and

(ii) in each case, would not subject such Lender to any additional cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.
Section .Increased Costs and Reduction of Return.
(a)If any Lender reasonably and in good faith determines that, due to either (x) the introduction of or any change in or in the interpretation of any law or regulation or (y) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, including Taxes (other than (i) Taxes described in clauses (c), (d) and (e) of the definition of “Excluded Taxes”, (ii) Connection Income Taxes and (iii) Indemnified Taxes that are covered by Section 3.01) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, promptly upon written demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.
(b)If any Lender reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any of the foregoing, in each case after the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within thirty days after submission by such Lender to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section 3.03(b) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 3.03(b), the Borrower shall not be required to compensate a Lender pursuant to this Section 3.03(b) for any amounts incurred more than 270 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)Notwithstanding anything herein to the contrary, for all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or other regulatory authorities, in each case, pursuant to Basel III, will in each case, regardless of the date adopted, issued, promulgated or implemented be deemed to have been adopted and to have taken effect after the date hereof.
Section .Funding Losses.

The Borrower shall reimburse each Lender and hold each Lender harmless from any loss (other than loss of profits or the Applicable Margin), expense or liability which the Lender may sustain or incur as a consequence of:
(a)the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;
(b)the failure of the Borrower to continue a Eurodollar Rate Loan after the Borrower has given (or is deemed to have given) a Conversion/Continuation Notice thereof;
(c)the failure of the Borrower to make any prepayment of a Eurodollar Rate Loan in accordance with any notice of prepayment given by the Borrower;
(d)the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period;
(e)a Credit Extension of any Eurodollar Rate Loan does not occur on a date specified therefor in a Loan Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; or
(f)any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to the Revolving Loan;
including, in each case of clauses (a) - (f) above any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding (i) any administrative fee or other amount chargeable by such Lender for the calculation of such loss and (ii) in the case of Eurodollar Rate Loans, the Applicable Margin for such Eurodollar Rate Loans. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
Section .Inability to Determine Rates.
If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any notice of continuation then submitted by it pursuant to Section 2.03. If the Borrower does not revoke such notice of continuation, the Lenders shall make, convert or continue the Revolving Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Revolving Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.
Section .Certificates of Lenders.
Any Lender claiming reimbursement or compensation under this Article shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error. Such certificate shall set forth in reasonable detail the methodology used in determining the amount payable to the Lender.
Section .Substitution of Lenders; Mitigation.
(a)If the Borrower receives notice from any Lender of a claim for compensation or of any illegality under Section 3.01, 3.02 or 3.03, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Loans and Revolving Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided that (x) the Borrower shall be obligated to replace all Lenders that have made similar requests for compensation and (y) each such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). The Borrower shall release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Revolving Loans; provided that if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (i) the date on which the assignee Lender executes and delivers such Assignment and Assumption and/or such other documentation and (ii) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrowers to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Administrative Agent shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Lender.
Section .Survival.
The agreements and obligations of the Borrower in Section 3.01, Section 3.03, Section 3.04 and Section 3.06 shall survive the termination of this Agreement and the payment of all other Obligations.

ARTICLE 7
ARTICLE 8Conditions Precedent
Section .Conditions to Effectiveness.
This Agreement shall become effective on the date that each of the following conditions precedent are satisfied or waived:
(a)The Administrative Agent shall have received each of the following, each of which shall be originals, facsimiles or PDFs delivered by electronic mail unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):
(i)executed counterparts of this Agreement and the Guarantee Agreement; and
(ii)a Revolving Loan Note executed by the Borrower in favor of each Lender that has requested a Revolving Loan Note at least three Business Days prior to the Closing Date.
(b)The Administrative Agent and the Lenders shall have received (i) the Historical Financial Statements, (ii) the Historical Statutory Statements and (iii) an annual budget and one-year financial projections for Parent in a form reasonably acceptable to the Administrative Agent.
(c)The Administrative Agent shall have received:
(i)copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Credit Party authorizing the Transactions to which such Credit Party is a party, certified as of the Closing Date by a Responsible Officer of such Credit Party;

(ii)a certificate of a Responsible Officer of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Credit Party hereunder;
(iii)the articles or certificate of incorporation or equivalent document of each Credit Party as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date;
(iv)the by-laws or equivalent document of each Credit Party as in effect on the Closing Date, certified by a Responsible Officer of such Credit Party as of the Closing Date;
(v)to the extent such concept is applicable in such jurisdiction, a certificate of good standing or equivalent document for each Credit Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date; and
(vi)a certificate of compliance for each Insurance Subsidiary from the applicable Department as of a recent date.
(d)The Administrative Agent shall have received written opinions, reasonably acceptable to the Administrative Agent in form and substance, (addressed to the Administrative Agent and the Lenders and dated the Closing Date) from (i) Debevoise & Plimpton, LLP, counsel for the Credit Parties and (ii) Richards, Layton & Finger, P.A., special Delaware counsel to the Credit Parties.
(e)The Administrative Agent and the Lead Arrangers shall have been paid all costs, fees and expenses (including, without limitation, Attorney Costs of the Administrative Agent and the Lead Arrangers) to the extent then due and payable to the Administrative Agent or the Lead Arrangers, including those fees payable pursuant to the Engagement Letter (and with respect to expenses of the Lead Arrangers (other than Attorney Costs) limited to those expenses provided for in the Engagement Letter and (except in the case of fees) to the extent invoiced to the Borrower no later than three Business Days prior to the Closing Date.
(f)The Administrative Agent shall have received (i) a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date certifying that each of the conditions precedent specified in clauses (g), (i) and (j) of this Section 4.01 have been satisfied and (ii) a solvency certificate executed by an authorized representative of the Borrower, substantially in the form of Exhibit H.
(g)All governmental and regulatory authorizations and third party approvals necessary in connection with (i) the financing contemplated hereby and (ii) the continuing operation of the Credit Parties and their Subsidiaries, in each case, shall have been obtained and be in full force and effect; except, with respect to clause (ii) only, where failure to obtain such authorizations or approvals would not have a Material Adverse Effect.
(h)Each Credit Party shall have provided the documentation and other information to the Administrative Agent as they reasonably determine are required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the Patriot Act, at least five Business Days prior to the Closing Date.
(i)There will not exist (pro forma for the financing hereunder) any “event of default” under the Existing Debt or any other Material Indebtedness of Parent or its Subsidiaries.
(j)All of the representations and warranties contained herein or in any Loan Document by the Borrower and each Guarantor shall be true and correct in all material respects on the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
Section .Conditions to All Borrowings.

The obligation of any Lender to make any Revolving Loans, on any Borrowing Date (including on the Closing Date) is subject to satisfaction of the following conditions precedent:
(a)All of the representations and warranties contained herein or in any Loan Document by the Borrower and each Guarantor shall be true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(b)No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension.
(c)The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
(d)After making the Credit Extension requested on such Borrowing Date the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.
Section .Determinations Under Section 4.01.
For purposes of determining compliance with the conditions specified in Section 4.01, by entering into this Agreement, each of the Lenders shall be deemed to have consented to, approved or accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders.

ARTICLE 9
ARTICLE 10Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and the Lenders that on the Closing Date and on the date of the making of each Revolving Loan hereunder the following statements are true and correct:
Section .Corporate Existence and Power.
Each Credit Party and each of its Subsidiaries:
(a)(i) is duly organized and validly existing and (ii) in good standing (only to the extent such concept is applicable), in each case, under the laws of the jurisdiction of its incorporation or organization;
(b)has the corporate (or other organizational) power and authority (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party;
(c)is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification; and
(d)is in compliance with all Requirements of Law applicable to it or its property;
except, in each case referred to in clauses (a)(i) (except with respect to the Borrower, the Parent and FGL Insurance), (a)(ii), (c) and (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in the imposition of substantial penalties.
Section .Corporate Authorization; No Contravention.

The Transactions to be entered into by each Credit Party are within such Person’s corporate or other organizational powers. The Transactions (including the execution, delivery and performance by each Credit Party of each Loan Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of each Credit Party and do not and will not:
(a)contravene the terms of any of such Credit Party’s or any of its Subsidiaries articles of incorporation, by-laws or other organizational documents;
(b)conflict with or result in any breach, violation or contravention of, or result in or require the creation of any Lien under, any agreement, document or instrument evidencing any material Contractual Obligation or Material Indebtedness to which such Credit Party or any of its Subsidiaries is a party, except, in each case, to the extent that such conflict, breach, violation, contravention or Lien, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or
(c)violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or any of its Subsidiaries or its property is subject, except to the extent that such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section .Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the Transactions (including the execution, delivery or performance by, or enforcement against, each Credit Party of each Loan Document to which it is a party), except such as have been obtained and are in full force and effect (including, without limitation, the approval of the applicable Department of each Insurance Subsidiary, if required).
Section .Binding Effect.
This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which such other Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, in each case enforceable against the Borrower or such other Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
Section .Litigation.
Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of such Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Credit Party or any of its Subsidiaries or any of their respective properties that: (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions (including the Transactions) contemplated hereby or thereby or (b) could reasonably be expected to, individually or in the aggregate have a Material Adverse Effect.
Section .No Default.
No Default or Event of Default has occurred and is continuing. Neither such Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations to which it may be subject or by which it or any of its properties may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
Section .ERISA Compliance.
(a)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of such Credit Party, nothing has occurred which could reasonably be expected to cause the loss of such qualification, except where such non-qualification could not reasonably be expected to have a Material Adverse Effect. Such Credit Party, its Subsidiaries and each ERISA Affiliate have made all required contributions to any Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan, except where such lack of contribution or application for funding waiver could not reasonably be expected to have a Material Adverse Effect.
(b)There are no pending or, to the knowledge of such Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of such Credit Party, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.
(c)Except for occurrences or circumstances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect: (i) no ERISA Event has occurred or could be reasonably expected to occur and (ii) no Single Employer Pension Plan has any Unfunded Pension Liability.
Section .Margin Regulations.
Neither such Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans) will violate or result in a violation of Regulation T, U or X of the FRB.
Section .Title to Properties.
Each Credit Party and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid license rights in (in the case of licensed interests in intellectual property) and (d) good title to (in the case of all other personal property), all of their respective properties and assets necessary or used in the ordinary conduct of their respective businesses except for any failure to have such good title and any defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets of each Credit Party and their Subsidiaries (other than Immaterial Subsidiaries) are free and clear of Liens.
Section .Taxes.
(a)Each Credit Party and each of its Subsidiaries have timely filed all federal income Tax, other income Tax and other Tax returns and reports required to be filed by any jurisdiction (domestic and foreign) to which any of them is subject, and have paid all federal income Tax, other income Tax and other Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent) when due and payable, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable (provided that such contest effectively suspends collection of the same and enforcement of any Lien securing the same) or those the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no current or proposed Tax audit, assessment, deficiency or other claim or proceeding against such Credit Party or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect each Credit Party and each of its Subsidiaries have made adequate provision in accordance with SAP or GAAP (as applicable) for all Taxes not yet due and payable.
Section .Financial Condition.
(a)Each of the Historical Financial Statements:
(i)were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year-end and audit adjustments and the absence of footnote disclosure;
(ii)fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders’ equity of Parent and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
(iii)show all material Indebtedness of Parent and its consolidated Subsidiaries as of the date thereof and changes in Capital and Surplus of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.
(b)Each of (x) the December 31, 2013 Annual Statement of each Insurance Subsidiary and (y) the June 30, 2014 Quarterly Statement of each Insurance Subsidiary (collectively, the “Historical Statutory Statements”):
(i)were prepared in accordance with SAP, except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments; and
(ii)were in all material respects in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and changes in Capital and Surplus of the respective Insurance Subsidiaries covered thereby for the respective periods then ended.
Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statement.
(c)On and as of the Closing Date, the projections of Parent that have been made available to the Lead Arrangers or the Lenders by or on behalf of Parent have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Administrative Agent or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.
(d)Since December 31, 2013, no event, circumstance or change has occurred that has had, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
Section .Environmental Matters.
(a)All properties owned or leased by such Credit Party or any of its Subsidiaries have been, and continue to be, owned or operated by such Credit Party and its Subsidiaries in compliance with all Environmental Laws, except where failure to so comply could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(b)There have been no past, and there are no pending or, to the knowledge of such Credit Party, threatened, Environmental Claims against such Credit Party or any of its Subsidiaries, except for such Environmental Claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)There has been no Release of Hazardous Materials at, on, under or from any property now or, to the knowledge of such Credit Party, previously owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.
(d)Such Credit Party and each of its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Law to own and operate their property or to conduct their businesses except where failure to obtain or comply with the foregoing could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(e)There are no underground or above ground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(f)To the knowledge of such Credit Party, neither such Credit Party nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that could reasonably be expected to result in liability of such Credit Party or any of its Subsidiaries under any Environmental Law, except any such liability which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
(g)To the knowledge of such Credit Party, there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.
Section .Investment Company Act of 1940.
No Credit Party is required to register as an investment company under the Investment Company Act of 1940, as amended.
Section .Subsidiaries. Schedule 5.14 sets forth the name of, and the ownership interest of Parent (or the applicable Subsidiary) in, each of its Subsidiaries and identifies each Subsidiary that is a Subsidiary Guarantor, Foreign Subsidiary and/or an Insurance Subsidiary, in each case as of the Closing Date.
Section .Insurance and Other Licenses.
(a)Schedule T to the most recent Annual Statement of each Insurance Subsidiary lists, as of the Closing Date, all of the jurisdictions in which such Insurance Subsidiary holds active Licenses. No material License of any Insurance Subsidiary is the subject of a proceeding for suspension or revocation and to such Credit Party’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority, except in any such case where such proceedings would not have a Material Adverse Effect.
(b)Such Credit Party and each of its Subsidiaries has all governmental licenses, authorizations, consents, and approvals (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party; except, in each case referred to in the preceding clauses (b)(i) and (ii), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c)Such Credit Party and each of its Subsidiaries is duly licensed under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such license; except, in each case referred to in this clause (c), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(d)Such Credit Party and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except, in each case referred to in this clause (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section .Full Disclosure.
All written reports, financial statements, certificates and other written information (other than forecasts, projections, budgets, estimates and general market and industry data) (collectively, the “Information”) provided by or on behalf of the Borrower or any of the Borrower’s representatives to the Administrative Agent or any Lender in connection with the Transactions and the negotiations of this Agreement, are, as of the date such Information is provided and when taken as a whole with all other Information so provided, and taken together with the Company Risk Factors, complete and correct in all material respects and when taken as a whole, did not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading; provided that with respect to projections, the Borrower represents only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable and attainable at the time made based upon accounting principles consistent with the historical audited financial statements of the Borrower; it being understood and agreed that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and that actual results during the period or periods covered by any such projections may materially differ from the projected results.
Section .Solvency.
Immediately after the Transactions to occur on the Closing Date are consummated, and, upon the incurrence of any Loan by any Credit Party on any date on which this representation and warranty is made, and after giving effect to the application of the proceeds of such Loan,
(a)the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis (at fair valuation), exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;
(b)the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;
(c)the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and
(d)the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
Section .Insurance.
Other than as could not reasonably be expected to have a Material Adverse Effect, the insurance maintained by or reserved on the books of such Credit Party and its Subsidiaries is sufficient to protect such Credit Party and its Subsidiaries and their respective directors and officers against such risks as are usually insured against in accordance with industry practice by companies in the same or similar business.
Section .Anti-Corruption Laws; OFAC; Anti-Terrorism Laws; PATRIOT Act.
(a)Each Credit Party and its Subsidiaries and, to the knowledge of such Credit Party, each of such Credit Party’s and its Subsidiaries’ respective officers directors, employees, controlled Affiliates and agents has conducted its business activities in material compliance with Anti-Corruption Laws and the Credit Parties have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(b)No Credit Party or any of its Subsidiaries or, to the knowledge of such Credit Party, any of such Credit Party’s or any of its Subsidiaries’ respective officers, directors, employees, controlled Affiliates or agents has violated or is in violation of any applicable Anti-Money Laundering Law in any material respect.
(c)No Credit Party or any of its Subsidiaries or any of such Credit Party’s or any of its Subsidiaries’ respective officers or directors or, to the knowledge of such Credit Party, any of such Credit Party’s or any of its Subsidiaries’ employees, controlled Affiliates or agents acting or benefiting in any capacity in connection with the Revolving Loans is an Embargoed Person.
(d)No Credit Party or any of its Subsidiaries or, to the knowledge of such Credit Party, any of such Credit Party’s or any of its Subsidiaries’ respective officers, directors, employees, controlled Affiliates or agents acting or benefiting in any capacity in connection with this Agreement has engaged in, or is now engaged in, any dealings or transactions (i) with any Embargoed Person, (ii) in any country or territory subject to OFAC sanctions or embargo programs, or (iii) otherwise in violation of Economic Sanctions Laws, unless such transactions described in preceding clauses (i) and (ii) are authorized by OFAC or are otherwise permissible pursuant to applicable U.S. laws or regulations.
(e)None of the requesting of any Revolving Loan or any Credit Extension or the use of the proceeds thereof will violate any Anti-Corruption Law, Anti-Money Laundering Law or Economic Sanction Law.
Section .Use of Proceeds.
Such Credit Party will use the proceeds of the Revolving Loans (a) for working capital, general corporate purposes and growth initiatives of the Borrower and for other purposes not prohibited by this Agreement and (b) to pay fees, commissions and expenses incurred in connection with this Agreement and the Transactions.

ARTICLE 11
ARTICLE 12Affirmative Covenants
Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, the Borrower covenants and agrees with the Lenders to, and shall cause each of its Subsidiaries to, as applicable:
Section .Financial Statements.
The Borrower shall deliver to the Administrative Agent and each Lender:
(a)promptly upon filing thereof with the SEC, if applicable, (including as part of a Form 10-K) but in any event within one hundred (100) days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of each of Parent and the Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of each of Parent, and the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (to the extent corresponding figures for the previous Fiscal Year were prepared) and (ii) with respect to such consolidated financial statements of Parent and the Borrower a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by Parent (“Independent Auditor”) (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (provided that a qualification may be included in any such audit report for a period ending within the twelve (12) month period preceding the scheduled final maturity date of this Agreement to the extent that such qualification is related solely to an upcoming Commitment Termination Date hereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent or the Borrower, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements);
(b)promptly upon filing thereof with the SEC, if applicable, (including as part of a Form 10-Q) and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of each of Parent and the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of each of Parent and the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (to the extent corresponding figures for the corresponding periods of the previous Fiscal Year were prepared), certified by a Responsible Officer of the applicable Person whose financial statements are being delivered, as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations and cash flows of such Person;
(c)(i) within two Business Days after delivery to the applicable Department, and in any event not later than ninety (90) days after the close of each Fiscal Year of each Insurance Subsidiary, copies of the unaudited Annual Statement of such Insurance Subsidiary on a stand-alone basis in each case, to the extent such Annual Statement is required to be delivered to the applicable Department, the stand-alone Annual Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and (ii) if required by the applicable Department, copies of the audited Annual Statement of each Insurance Subsidiary, on a stand-alone basis, in each case, audited and certified by independent certified public accountants of recognized national standing (such audited Annual Statement to be delivered within five days after delivery to the applicable Department and in any event not later than April 30 of each year);
(d)within five days after delivery to the applicable Department, and in any event not later than forty-five (45) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Subsidiary, copies of the Quarterly Statement of such Insurance Subsidiary, in each case, to the extent such Quarterly Statement is required to be delivered to the applicable Department, on a stand-alone basis, the stand-alone Quarterly Statement to be certified by a Responsible Officer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein;
(e)within one hundred (100) days after the close (or, in the case of Raven Reinsurance Company, by June 30) of each Fiscal Year of each Insurance Subsidiary, a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each such Insurance Subsidiary that is provided to the applicable Department (or equivalent information should such Department no longer require such a statement), to the extent required by the applicable Department, as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the state of domicile of such Insurance Subsidiary; and
(f)within thirty (30) days of receipt of any audit committee report prepared by a Credit Party’s accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled “Errors or Irregularities”, “Illegal Acts” or “Misstatements Due to Fraud”, the Borrower will provide copies of such sections to the Administrative Agent.
Section .Certificates; Other Information.
The Borrower shall furnish to the Administrative Agent, for further distribution to each Lender:
(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate executed by a Responsible Officer of the applicable Person whose financial statements are being delivered;

(b)promptly after the same becomes publicly available, all periodic and other material reports, proxy statements and registration statements that Parent, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) may file with, the SEC;
(c)as soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (including a summary pro forma capitalization of the Parent and its Subsidiaries for such Fiscal Year); and
(d)promptly, such additional information regarding the business, financial or corporate affairs of Parent, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, for itself or at the request of any Lender, may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01, this Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or the Borrower post such documents or provide a link thereto on Parent’s or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on Parent’s or the Borrower’s behalf on IntraLinks/IntraAgency, SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are made publicly available at www.sec.gov; provided that, in each case of clauses (i) - (iii) of this paragraph, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, solely with respect to clause (ii), provide the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent, the Borrower, or their Subsidiaries with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (1) the Administrative Agent will make available information and projections (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks, SyndTrak or another similar secure electronic system (the “Platform”) and (2) certain of the Lenders may be “public side” Lenders that do not wish to receive MNPI (each, a “Public Lender”). The Borrower shall use commercially reasonable efforts to clearly designate as such all Borrower Materials provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether Borrower Materials cannot be distributed to Public Lenders, the Administrative Agent shall post such Borrower Materials solely on that portion of the Platform designated for non-Public Lenders.
Section .Notices.
The Borrower shall promptly notify the Administrative Agent:
(a)of the occurrence of any Default;
(b)of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, including any of the following that could reasonably be expected to have a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a material Contractual Obligation of Parent, the Borrower or any Subsidiary; (ii) the commencement of, or any material development in, any litigation (including any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation against or involving Parent, the Borrower or any of their Subsidiaries or any of their businesses or operations; (iii) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary that is required to conduct insurance business in compliance with all applicable laws and regulations; (iv) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (v) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally);
(c)of the occurrence of any of the following events affecting Parent, the Borrower, any of their Subsidiaries or any ERISA Affiliate (but in no event more than ten (10) days after such event) and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to Parent, the Borrower, any of their Subsidiaries or any ERISA Affiliate with respect to such event:
(i)an ERISA Event;
(ii)a material increase in any Unfunded Pension Liabilities of any Pension Plan;
(iii)the adoption of or the commencement of contributions to any Pension Plan by any Credit Party, any of its Subsidiaries or any ERISA Affiliate; or
(iv)the adoption of any amendment to a Single Employer Pension Plan, if such amendment results in a material increase in contributions or results in Unfunded Pension Liability;
provided that no such notice will be required under this Section 6.03(c) with respect to the occurrence of any such event if such occurrence does not result in, and is not reasonably expected to result in, any liability to any Credit Party, any of its Subsidiaries or any ERISA Affiliate that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;
(d)if any Credit Party or any Subsidiary thereof establishes, contributes to or becomes obligated to contribute to, or incurs any liability, either directly or by reason of its association with a Controlled Group member, in respect of any Plan; and
(e)of any change of the name, type of organization or jurisdiction of incorporation of Parent, the Borrower or any Insurance Subsidiary in existence on the Closing Date.
Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action Parent, the Borrower or any affected Subsidiary proposes to take with respect thereto.
Section .Preservation of Corporate Existence, Etc.
The Borrower shall, and shall cause each of its Subsidiaries to (except as permitted by Section 7.03 or Section 7.06):
(a)(i) preserve and maintain in full force and effect its existence under the laws of its state or jurisdiction of incorporation or organization, as applicable; provided no Subsidiary (other than the Borrower and FGL Insurance) shall be required to preserve any such existence if the loss thereof would not reasonably be expected to have a Material Adverse Effect and (ii) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and
(b)preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, Licenses and franchises necessary in the normal conduct of its business (including those which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations), including to qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification, except, in the case of this clause (b), where such failure to preserve and maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section .Insurance.

The Borrower shall, and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent, the Borrower and their Subsidiaries) as are customarily carried under similar circumstances by such other Persons; provided that nothing in this Section 6.05 shall be construed to impose requirements with respect to reinsurance or other risk assumption products provided by a Credit Party to any of its customers.
Section .Payment of Taxes and Claims.
The Borrower shall, and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before the same shall become overdue, and all claims (including claims for labor, services, materials and supplies, but excluding claims under Primary Policies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Credit Party or such Subsidiary in any proceeding under applicable law, or any insolvency proceeding, liquidation, receivership, rehabilitation, dissolution or winding-up involving such Credit Party or such Subsidiary prior to the time when any penalty or fine shall be incurred with respect thereto, except (i) to the extent a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as is being contested in good faith by appropriate proceedings, so long as adequate reserve or other appropriate provision, as shall be required in conformity with SAP and GAAP shall have been made therefor.
Section .Compliance with Laws.
The Borrower shall, and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including without limitation the Federal Fair Labor Standards Act, the Patriot Act, and all applicable Environmental Laws), except (i) for such non‑compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as may be contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP.
Section .Inspection of Property; Books and Records.
The Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP or SAP, as applicable, consistently applied. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Administrative Agent or its designees, at the Borrower’s expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that members of senior management will be notified and permitted to be present during any such meetings; provided, further, that the Borrower shall not be required to reimburse the costs of the Administrative Agent or any Lender (or any representative thereof) for more than one visit per Fiscal Year to the Borrower’s properties unless an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary in this Section 6.08, none of the Borrower or any of its Subsidiaries will be required to permit the Administrative Agent or any of its independent contractors, representatives or designees to make copies of any document, information or other matter that constitutes non-financial trade secrets or non-financial proprietary information.
Section .Use of Proceeds.

The proceeds of the Revolving Loans shall be used (a) for the working capital, general corporate purposes and growth initiatives of the Borrower and (b) to pay fees, commissions and expenses incurred in connection with this Agreement and the Transactions. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans) will violate or result in a violation of Regulation T, U or X of the FRB.
Section .Additional Guarantors.
In the event that (a) any Wholly-Owned Subsidiary (other than any Excluded Subsidiary) is formed or acquired after the Closing Date or (b) any other Subsidiary of Parent guarantees any Capital Market Indebtedness of the Borrower or any Guarantor, the Borrower shall (i) promptly notify the Administrative Agent thereof and shall cause such Subsidiary to become a Guarantor under the Guarantee Agreement by executing and delivering to the Administrative Agent a Guarantee Agreement Supplement (as defined in the Guarantee Agreement) and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent in connection with such Guarantee Agreement Supplement; provided that legal opinions shall not be required to be executed and delivered in connection with any such Guarantee Agreement Supplement. Any notification delivered to the Administrative Agent pursuant to the foregoing sentence shall include (1) the date on which such Person became a Wholly Owned-Subsidiary of a Credit Party and (2) all of the data required to be set forth in Schedule 5.14 with respect to such Person; and such written notice shall be deemed to supplement Schedule 5.14(a) for all purposes hereof. In addition, the Borrower may cause any Subsidiary that is not a Subsidiary Guarantor to so guarantee payment of the Obligations and become a Subsidiary Guarantor.
Section .Maintenance of Properties.
The Borrower shall, and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower, the Subsidiary Guarantors and their respective Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except, in each case, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section .Environmental.
(a)Environmental Disclosure. The Borrower will deliver to the Administrative Agent and Lenders:
(i)promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release of Hazardous Materials, which has a reasonable possibility of resulting in one or more Environmental Claims or otherwise having, individually or in the aggregate, a Material Adverse Effect and (2) any remedial action taken by the Borrower or any other Person in response to (A) any past, current, or threatened event or occurrence involving any Hazardous Materials, and any corrective action or response action with respect to any such event or occurrence, the existence of which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(ii)as soon as practicable following the sending or receipt thereof by Parent or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (2) any Release of Hazardous Materials, which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect and (3) any occurrence or condition on any real property adjoining, or in the vicinity of, any real property which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect;
(iii)prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Parent or any of its Subsidiaries that could reasonably be expected to (A) result in Environmental Claims the existence of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Parent or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations, except as could otherwise not reasonably be expected to have a Material Adverse Effect and (2) any proposed action to be taken by Parent or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Parent or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws, the existence of which could reasonably be expected to result in one or more Environmental Claims or otherwise have, individually or in the aggregate, a Material Adverse Effect; and
(iv)with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 6.12(a).
(b)Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
ARTICLE 13
ARTICLE 14Negative Covenants
Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, the Borrower covenants and agrees with the Lenders to and shall cause each of its Subsidiaries to:
Section .Limitation on Indebtedness; Certain Capital Stock.
(a)The Borrower shall not, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to Incur or otherwise become liable for any Indebtedness, except:
(i)Indebtedness under the Loan Documents;
(ii)Indebtedness consisting of the deferred purchase price of equity interests (or option or warrants or similar instruments) of departing officers, directors and employees of the Borrower, any Subsidiary Guarantor or any of their respective Subsidiaries issued (whether in the form of notes or otherwise) for the purchase or redemption thereof pursuant to the terms of an existing compensation plan or employment contract;
(iii)Indebtedness in connection with Permitted Transactions entered into by Insurance Subsidiaries or by the Borrower in connection with Investments permitted by clause (r) of the definition of “Permitted Investment”;
(iv)Permitted Swap Obligations;
(v)non-recourse Indebtedness of Insurance Subsidiaries incurred in the ordinary course of business resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs;
(vi)Indebtedness (including Capitalized Lease Liabilities, mortgage financings or purchase money obligations), incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), plant, equipment or other fixed or capital assets, whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets (in each case, incurred within 180 days of such acquisition, development, construction, purchase, lease, repair, addition or improvement) and all Indebtedness incurred to refund, refinance or replace any such Indebtedness, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (vi), will not exceed $10.0 million at any one time outstanding;
(vii)Indebtedness of the Borrower owing to and held by any Subsidiary or Indebtedness of a Subsidiary owing to and held by the Borrower or any other Subsidiary; provided, however:
(1)if the Borrower is the obligor on Indebtedness owing to a Subsidiary that is not a Credit Party, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Revolving Loans;
(2)if a Subsidiary Guarantor is the obligor on such Indebtedness and a Subsidiary that is not a Credit Party is the obligee, such Indebtedness is subordinated in right of payment to the Guarantees of such Subsidiary Guarantor under the Guarantee Agreement; and
(3)(A) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Borrower or a Subsidiary of the Borrower; and (B) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Subsidiary of the Borrower; shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be;
(viii)(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within ten Business Days of Incurrence; and (y) Indebtedness owed to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Subsidiaries with such banks or financial institutions that arise in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Borrower and its Subsidiaries;
(ix)Indebtedness in respect of letters of credit in an amount not to exceed $10 million at any one time outstanding;
(x)Indebtedness Incurred by the Borrower or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) or security deposits, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business;
(xi)the Existing Debt and any other Indebtedness existing on the date hereof and listed on Schedule 7.01, and any Refinancing Indebtedness in respect thereof;
(xii)Guarantees to suppliers or licensors (other than Guarantees of Indebtedness) in the ordinary course of business;
(xiii)Guarantees of (x) the Borrower or any Subsidiary Guarantor in respect of Indebtedness otherwise permitted to be incurred by the Borrower or a Subsidiary Guarantor under this Section 7.01(a); provided that if such Indebtedness is by its express terms subordinated in right of payment to the Revolving Loans or the Guarantee of such Subsidiary, as applicable, any such Guarantee of the Borrower or such Subsidiary Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Credit Party’s Obligations with respect to the Revolving Loans substantially to the same extent as such Indebtedness is subordinated to the Revolving Loans or the Guarantee of such Subsidiary, as applicable and (y) Subsidiaries that are not Subsidiary Guarantors of Indebtedness incurred by the Borrower or any Subsidiary in accordance with the provisions of this Agreement;
(xiv)Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;
(xv)Indebtedness Incurred by the Borrower or any Subsidiary in connection with third party insurance premium financing arrangements in the ordinary course of business;
(xvi)Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Subsidiary or was acquired by, or merged or consolidated with or into, the Borrower or any Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that after giving effect thereto, the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00 determined on a pro forma basis; and any Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to this clause (xvi);
(xvii) other Indebtedness of the Borrower; provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (xvii)) after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, the Credit Parties shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.10 for the most recently ended Fiscal Quarter; provided further that such Indebtedness must (A) be pari passu or junior to the Revolving Loans with respect to Lien priority and payment priority, (B) not have a maturity date earlier than the Commitment Termination Date and (C) not benefit from any Guarantees of any Person that do not also Guarantee the Revolving Loans; and
(xviii)in addition to the items referred to in clauses (i) through (xvii) above, Indebtedness of the Borrower and its Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xviii) and then outstanding, will not exceed $50.0 million at any one time outstanding.
(b)The Borrower shall not and shall not permit FGL Insurance to issue any Capital Stock other than to the Credit Parties. The Borrower shall not and shall not permit any Subsidiary to issue Capital Stock other than to the Borrower or a Subsidiary of the Borrower unless such Subsidiary (other than FGL Insurance) would be permitted to Dispose of such Capital Stock pursuant to Section 7.03 hereof. The Borrower shall not and shall not permit any of its Subsidiaries (other than Immaterial Subsidiaries) to issue any Capital Stock that is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date (as it exists on any date of determination).
(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 7.01:
(i)in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 7.01(a), the Borrower, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and only be required to include the amount and type of such Indebtedness once;

(ii)Guarantees of, or obligations in respect of letters of credit or banker’s acceptances related thereto relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(iii)the principal amount of any Disqualified Stock of the Borrower or a Subsidiary, or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(iv)Indebtedness permitted by this Section 7.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 7.01 permitting such Indebtedness; and
(v)the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.01. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, (iii) in the case of the guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others guaranteed solely by means of a Lien on any asset or property of the Borrower or any Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.
(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 7.01, the maximum amount of Indebtedness that the Borrower may Incur pursuant to this Section 7.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Section .Liens.
The Borrower shall not, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:
(a)Liens on assets of Insurance Subsidiaries and Subsidiaries thereof securing (i) Indebtedness permitted by Section 7.01(a)(iii), (ii) obligations under Primary Policies, (iii) obligations under transactions entered into in connection with Insurance Investments, (iv) statutory Liens on assets of Insurance Subsidiaries and Subsidiaries thereof and (v) Liens arising in connection with Reinsurance Agreements entered into in the ordinary course of business;
(b)Liens on cash or Cash Equivalents securing Permitted Swap Obligations or captive financing arrangements;
(c)Liens for Taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
(d)(i) pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old age pensions and other social security or retirement benefits or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or regulatory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or good faith deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business and (ii) collateral consisting of cash or Cash Equivalents securing letters of credit issued in respect of obligations to insurers in an aggregate amount not to exceed $10.0 million at any time outstanding;
(e)Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business of such Person;
(f)Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;
(g)Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Liabilities, mortgage financings, purchase money indebtedness or other payments Incurred pursuant to Section 7.01(a)(vi) hereof to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this clause (g):
(i)the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved, plus reasonable fees and expenses of such Person incurred in connection therewith; and
(ii)such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Borrower or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;
(h)minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title) and similar encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(i)statutory, common law or contractual Liens of landlords;

(j)leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(k)attachment or judgment Liens not constituting an Event of Default under Section 8.01(i);
(l)Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Credit Parties and their Subsidiaries in the ordinary course of business;
(m)Liens incurred to secure Cash Management Obligations incurred in the ordinary course of business and customary set-off rights in favor of depositary banks;
(n)any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged or consolidated with or into a Subsidiary of the Borrower, or on any asset at the time the Borrower or any Subsidiary acquires such asset (including by means of a merger or consolidation) and (i) is not created in contemplation of such event and (ii) is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure), the obligations to which such Liens relate;
(o)Liens on any cash earnest money deposit made by the Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;
(p)Liens arising out of deposits by the Borrower and its Subsidiaries of cash, securities or other property (other than any Capital Stock of any such Subsidiary) securing obligations of such Person in respect of (i) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Subsidiary, or (ii) other security arrangements contained or arising in connection with any Reinsurance Agreement or Statutory Reserve Financing in the ordinary course of business;
(q)Liens on the Capital Stock of FGL Insurance (or any successor thereto) arising pursuant to the terms of the OM Purchase Agreement as in effect on the Closing Date (but not any foreclosure thereof or sale thereof to a third party);
(r)Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(s)Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;
(t)Liens existing on the Closing Date and listed on Schedule 7.02;
(u)Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower or a Guarantor;
(v)Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (g), (n), (t) or (u) of this Section 7.02, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect of the property that was previously so subject to a Lien) that secured (or, under the written arrangements under which the original Lien arose, could secure), the indebtedness being refinanced;
(w)any interest or title of a lessor under any operating lease;
(x)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(y)Liens on funds of the Borrower or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Borrower or the Subsidiaries; and Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(z)Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder; and Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to Section 7.01(a)(xvi) to finance the payment of premiums on the insurance policies subject to such Liens;
(aa)customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 7.01 is Incurred in an aggregate amount not to exceed $10,000,000;
(ab)Liens in favor of credit card processors granted in the ordinary course of business in an aggregate amount not to exceed $10,000,000;
(ac)Liens in favor of clearing agencies, futures commission merchants, broker-dealers, or trading exchanges in connection with cleared swaps and other cleared derivative transactions arising due to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder;
(ad)any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar arrangement the Investment in which was permitted under this Agreement; and
(ae)other Liens securing obligations in an amount not to exceed $50.0 million at any time outstanding.
Notwithstanding the foregoing, other than pursuant to Section 7.02(q), none of the Borrower or its Subsidiaries may directly or indirectly voluntarily grant a Lien on any Capital Stock of an Insurance Subsidiary now owned or hereafter acquired by it.
Section .Disposition of Assets.
The Borrower shall not, nor shall it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse and Capital Stock of any of its Subsidiaries whether newly issued or otherwise), except:
(a)(i) Dispositions of inventory and equipment in the ordinary course of business, (ii) Dispositions of cash or Cash Equivalents in the ordinary course of business or (iii) the unwinding of any Permitted Swap Obligations;
(b)the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(c)Dispositions of Insurance Investments by any Insurance Subsidiary (or any Subsidiary of an Insurance Subsidiary);
(d)Dispositions by the Borrower to a Subsidiary of the Borrower or by any Subsidiary of the Borrower to the Borrower or any of the Subsidiaries of the Borrower;
(e)any Dispositions pursuant to Reinsurance Agreements and Statutory Reserve Financings entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(f)any Disposition of used, obsolete, surplus, damaged or worn out property disposed of by the Borrower or any of its Subsidiaries in the ordinary course of business and the disposition of Permitted Investments in the ordinary course of business;
(g)foreclosure, condemnation, casualty or any similar action with respect to property or other assets;
(h)the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Borrower and its Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;
(i)Dispositions consisting of mergers, amalgamations and consolidations among the Borrower and its Subsidiaries, or of any liquidation, winding up or dissolution of any of their Subsidiaries, in each case to the extent permitted by Section 7.06;
(j)a sale/leaseback transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 180 days after the Borrower or any Subsidiary acquires or completes the acquisition of such fixed or capital asset;
(k)dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(l)to the extent allowable under Section 1031 of the Code, any exchange of like property for use in any business that is the same as or related, ancillary or complementary to any of the businesses of the Borrower and the Subsidiaries on the Closing Date and any reasonable extension or evolution of any of the foregoing;
(m)any sale of Capital Stock, Indebtedness or other securities, of (i) any Immaterial Subsidiary or (ii) any Subsidiary, including any Insurance Subsidiary, which becomes a Subsidiary of the Borrower after the Closing Date;
(n)the receipt by the Company or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;
(o)operating leases in the ordinary course of business;
(p)the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;
(q)the transfer of improvements, additions or alterations in connection with the lease of any property;
(r)dispositions of Investments made out of the cash proceeds received from any Insurance Subsidiary permitted to be distributed in accordance with Section 7.07 hereof, pending further distribution in accordance with Section 7.07 hereof;
(s)an issuance of Capital Stock by a Subsidiary to the Borrower or a Guarantor;
(t)sales of assets received by the Borrower or any Subsidiary upon the foreclosure on a Lien;
(u)sale of assets of a Subsidiary which becomes a Subsidiary of the Borrower after the Closing Date;
(v)(i) sale of Equity Interests in an Immaterial Subsidiary, (ii) subject to the last paragraph of this Section 7.03, sale of Equity Interests in any Insurance Subsidiary (other than FGL Insurance) and (iii) other sales of assets (other than Equity Interests), so long as, in each such case (x) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and (y) no Rating Decline Event shall have occurred; and
(w)dispositions permitted by Section 7.07 hereof.
Notwithstanding the foregoing neither the Borrower nor any Subsidiary thereof shall Dispose of (whether in one or a series of transactions) (i) any Capital Stock of FGL Insurance, (ii) Capital Stock representing more than 49.9% of the aggregate amount of outstanding Capital Stock of any Insurance Subsidiary of the Borrower (other than FGL Insurance) in existence on the Closing Date, in each case, whether newly issued or otherwise.
Section .Transactions with Affiliates.
(a)The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or conduct any transaction with any Affiliate of the Borrower (an “Affiliate Transaction”), involving payments of consideration in excess of $5.0 million unless:

(i)the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Borrower or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate; and
(ii)in the event such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Borrower (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above).

(b)The provisions of Section 7.04(a) shall not apply to:
(i)any (1) Restricted Payment permitted to be made pursuant to Section 7.07 hereof and (2) Permitted Investment in any Person that is an Affiliate of the Borrower solely as a result of the ownership of Investments in such Person by the Borrower or any Subsidiary;
(ii)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Borrower or the compensation committee thereof;
(iii)loans or advances to employees, officers or directors of the Borrower or any Subsidiary or Parent (or any other direct or indirect parent of the Borrower) in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $2.0 million (without giving effect to the forgiveness of any such loan);
(iv)any transaction between or among the Borrower and any Subsidiary or between or among Subsidiaries, and any Guarantees issued by the Borrower or a Subsidiary for the benefit of the Borrower or a Subsidiary;
(v)the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Borrower or any of its Subsidiaries, or Parent (or any other direct or indirect parent of the Borrower), whether by charter, bylaw, statutory or contractual provisions;
(vi)the existence of, and the performance of obligations of the Borrower or any of its Subsidiaries under the terms of any agreement to which the Borrower or any of its Subsidiaries is a party as of or on the Closing Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Closing Date shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Lenders in any material respect, as determined in good faith by the Borrower, than the terms of the agreements in effect on the Closing Date;
(vii)any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Borrower or a Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders, as determined in good faith by the Borrower, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);
(viii)insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business;

(ix)any purchases by the Borrower’s Affiliates of Indebtedness of the Borrower or any of its Subsidiaries (other than Revolving Loans or Revolving Commitments) the majority of which Indebtedness is placed with Persons who are not Affiliates and payments of principal and interest on such Indebtedness;
(x)arrangements for indemnification payments for directors and officers of the Borrower and its Subsidiaries or Parent (or any other direct or indirect parent of the Borrower);
(xi)any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Borrower or any Subsidiary that is otherwise not prohibited hereunder;
(xii)payments by the Borrower or any of its Subsidiaries to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arms’-length terms and are approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith;
(xiii)any transaction pursuant to which any Permitted Holder provides the Borrower and/or its Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services which transaction is approved by a majority of the members of the Board of Directors or a committee thereof in good faith;
(xiv)transactions in which the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate;
(xv)transactions with customers, clients, suppliers, joint ventures, joint venture partners or purchasers or sellers of goods and services and Investments permitted by clause (q) of the definition of “Permitted Investment”, in each case in the ordinary course of business (as determined by the Borrower in good faith) and on terms no less favorable than that available from non-affiliates (as determined by the Borrower in good faith) and that is otherwise not prohibited hereunder;
(xvi)any transaction with an Affiliate where the only consideration paid by the Borrower or any Subsidiary is Capital Stock of the Borrower (other than Disqualified Stock) that is otherwise not prohibited hereunder;
(xvii)the payment of all fees and expenses in connection with the Revolving Loans;
(xviii)any merger, consolidation or reorganization of the Borrower or any Subsidiary (otherwise permitted by this Agreement) with an Affiliate of the Borrower solely for the purpose of (A) forming or collapsing a holding company structure or (B) reincorporating the Borrower or any Subsidiary in a new jurisdiction;
(xix)transactions between the Borrower or any of its Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Borrower or any direct or indirect parent of the Borrower; provided that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;
(xx)any transaction entered into by an Insurance Subsidiary for which approval has been received from the applicable Department; provided that any direct involvement of the Borrower or any of its Subsidiaries (other than such Insurance Subsidiary) in such transaction is on terms that are not materially less favorable taken as a whole than those that might reasonably have been obtained by the Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate, as determined by the Borrower in good faith; and
(xxi)the entry by the Borrower or any of its Subsidiaries into a tax sharing agreement providing for payments consistent with Section 7.07(b)(xvii)(2).
Section .Change in Business.
The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any business other than the insurance and reinsurance and annuity business and providing other financial services and businesses related, incidental or complementary thereto as reasonably determined by the board of directors of such Person.
Section .Fundamental Changes.
The Borrower shall not, and shall not suffer or permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, enter into any merger, consolidation, amalgamation, or sell all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except,
(a)in a disposition permitted by Section 7.03 or an Investment permitted by Section 7.07;
(b)any two of its Subsidiaries that are not Credit Parties may merge, consolidate or amalgamate;
(c)any of its Subsidiaries that is not a Credit Party may liquidate, wind up or dissolve so long as the assets of such Subsidiary are distributed to the Borrower or any of its Subsidiaries;
(d)any Subsidiary Guarantor may liquidate, wind up or dissolve so long (i) as the assets of such Subsidiary are distributed to the Borrower or a Subsidiary Guarantor and (ii) such dissolution is not prohibited by the FGL Indenture;
(e)any Subsidiary of any Credit Party may merge, amalgamate or consolidate with a Credit Party in a transaction in which the surviving Person is the Borrower or a Subsidiary Guarantor;
(f)the Borrower or any Subsidiary may merge, amalgamate or consolidate with any other Person so long as (A) the surviving corporation is the Borrower or, if the Borrower is not a party thereto, such Subsidiary, or the surviving Person becomes a Subsidiary, (B) no Default is in existence or would occur after giving effect to such merger, amalgamation or consolidation, and (C) after giving effect to such merger, consolidation or acquisition, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Sections 7.09 and 7.10 for the most recently ended Fiscal Quarter; and
(g) any Subsidiary, other than a Subsidiary Guarantor or FGL Insurance, may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution would not reasonably be expected to result in a Material Adverse Effect.
Section .Restricted Payments.
(a)Unless the Debt to Total Capitalization Ratio of the Parent as of the last day of the Parent’s most recently ended fiscal quarter for which internal financial statements are available that immediately precedes the date of any Restricted Payment, calculated immediately after giving effect to such Restricted Payment and any related transactions on a pro forma basis, is equal to or less than 17.5%, the Borrower shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to:
(i)declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) other than:
(1)dividends or distributions payable solely in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Borrower; and
(2)dividends or distributions by a Subsidiary payable to the Borrower or another Subsidiary (and if such Subsidiary is not a Wholly Owned Subsidiary, to its other holders of any series or class of Capital Stock on a pro rata basis in respect of such series or class or on a basis that results in the receipt by the Borrower or a Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);
(ii)purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Subsidiary (other than in exchange for Capital Stock of the Borrower (other than Disqualified Stock));
(iii)make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value (whether in cash, securities or other property, and including optional prepayments and open market purchases), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Existing Debt, Material Indebtedness or Subordinated Obligations other than (x) the purchase, repurchase, redemption, defeasance or other acquisition of such Existing Debt, Material Indebtedness or Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition or (y) principal payments of the Existing Debt or Material Indebtedness if, immediately after giving pro forma effect to such principal payment, the Borrower would be in compliance with the financial covenants set forth in Sections 7.09 and 7.10 for the most recently ended Fiscal Quarter; or
(iv)make any Restricted Investment;
(all such payments and other actions referred to in clauses (i) through (iv) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default shall have occurred and be continuing (or would result therefrom);
(B) immediately after giving effect to such transaction on a pro forma basis, (1) the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00 determined on a pro forma basis; and (2) the Aggregate RBC Ratio exceeds 250%;
(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Reference Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (v), (vi), (vii), (ix), (xi), (xiii), (xiv), (xv), (xvi) and (xvii) of Section 7.07(b)) would not exceed the sum of, without duplication:
(1)50% of the Consolidated Net Income of the Borrower during the period (taken as one accounting period) beginning with the first day of the fiscal quarter in which the Reference Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus
(2)100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Borrower or a Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Reference Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; plus

(3)the amount by which Indebtedness of the Borrower and its Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange subsequent to the Reference Date of any Indebtedness of the Borrower or its Subsidiaries for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Borrower upon such conversion or exchange); plus
(4)100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to the Borrower or a Subsidiary) of Restricted Investments made after the Reference Date and redemptions and repurchases of such Restricted Investments from the Borrower or its Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Borrower and its Subsidiaries and releases of guarantees that constitute Restricted Investments by the Borrower and its Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to Section 7.07(b)(xi)).
(b)The provisions of Section 7.07(a) hereof shall not prohibit:
(i)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or any Restricted Investment made in exchange for, or out of the proceeds of a contribution to the common equity capital of the Borrower or the substantially concurrent sale of, Capital Stock of the Borrower (other than (1) Disqualified Stock and (2) Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such contribution or sale of Capital Stock shall be excluded from Section 7.07(a)(C)(2);
(ii)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness permitted pursuant to Section 7.01;
(iii)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Subsidiary, as the case may be, so long as such Disqualified Stock is permitted to be Incurred pursuant to Section 7.01;
(iv)dividends paid or redemptions made within 60 days after the date of declaration or the giving of the redemption notice if at such date of declaration or notice such dividend or redemption would have complied with this provision;
(v)the purchase, repurchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of or payment in respect of (or payments to Parent or any other direct or indirect parent of the Borrower to fund any such purchase, repurchase, redemption or other acquisition, cancellation or retirement for value) Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of Parent (or any other direct or indirect parent of the Borrower) or the Borrower held by any existing or former employees, management or directors of or consultants to Parent, the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase or payment provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of Parent or the Borrower as applicable, or the compensation committee thereof; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (v) will not exceed $3.0 million in the aggregate during any calendar year (with any unused amounts in a given calendar year being available in succeeding calendar years so long as the amount does not exceed $6.0 million in any given calendar year); provided, further, that the amount in any calendar year (with any unused amounts in a given calendar year being available in succeeding calendar years) may be increased by an amount not to exceed:
(1)the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Borrower to, or capital contributions by, existing or former employees or members of management of the Borrower or any of its Subsidiaries that occurs after the Reference Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock or capital contributions have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 7.07(a)(C)(2)); plus
(2)the cash proceeds of key man life insurance policies received by the Borrower or its Subsidiaries after the Reference Date relating to the Borrower’s or such Subsidiaries’ key persons who are so insured; less
(3)the amount of any Restricted Payments previously made with the Net Cash Proceeds described in the clauses (1) and (2) of this clause (v);
provided that (A) cancellation of Indebtedness owing to the Borrower or any Subsidiary from any existing or former employees, management, directors or consultants of the Borrower, any Subsidiary, Parent or any other direct or indirect parent of the Borrower in connection with a repurchase of Capital Stock of the Borrower, Parent or any other direct or indirect parent of the Borrower and (B) payments in cash in connection with the settlement of stock options and restricted stock units outstanding and in accordance with terms thereof as of the date of this Agreement under the Fidelity & Guaranty Life Holdings, Inc. Stock Incentive Plan of Borrower to existing or former employees, management, directors or consultants of the Borrower, any Subsidiary or Parent, in each case, will not be deemed to constitute a Restricted Payment for purposes of this Section 7.07 or any other provision of this Agreement;
(vi)(1) the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Subsidiary or Preferred Stock of any Subsidiary issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Fixed Charges” and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due at final maturity in accordance with its terms and (2) the declaration and payment of dividends to a direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Preferred Stock (other than Disqualified Stock) of such parent company issued after the Reference Date; provided that (A) the aggregate amount of dividends paid pursuant to this clause (2) shall not exceed the aggregate amount of cash actually contributed to the common equity capital of Borrower from the sale of such Preferred Stock and (B) the amount of cash used to make any payments pursuant to this clause (2) shall be excluded from calculations pursuant to Section 7.07(a)(C)(2) and shall not be used for the purpose of any other Restricted Payment;
(vii)repurchases or other acquisitions of Capital Stock deemed to occur (1) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (2) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;
(viii)[Reserved];
(ix)cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or other exchanges of securities of the Borrower or a Subsidiary in exchange for Capital Stock of the Borrower;

(x)[Reserved];
(xi)other Restricted Payments not to exceed $30.0 million in the aggregate in any one calendar year;
(xii)the purchase of fractional shares of Capital Stock of the Borrower arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;
(xiii)in connection with any acquisition by the Borrower or any of its Subsidiaries, the receipt or acceptance of the return to the Borrower or any of its Subsidiaries of Capital Stock of the Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);
(xiv)the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;
(xv)payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Borrower or any Subsidiary;
(xvi)[Reserved];
(xvii)payments made to Parent (1) (A) to allow Parent (or any other direct or indirect parent of the Borrower) to pay administrative expenses and corporate overhead, franchise fees, public company costs (including SEC and auditing fees) and customary director fees; (B) to allow Parent (or any other direct or indirect parent of the Borrower) to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, and (C) to allow Parent (or any other direct or indirect parent of the Borrower) to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by such direct or indirect parent company of the Borrower and (2) to allow Parent (or any other direct or indirect parent of the Borrower) to pay (A) any taxes measured by income incurred by Parent (or such direct or indirect parent of the Borrower), but only to the extent such taxes are attributable to the Borrower and its Subsidiaries in an amount not to exceed the amount of such taxes that would be payable by the Borrower and its Subsidiaries on a stand-alone basis if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or any analogous provision of state, local or foreign law) including its Subsidiaries of which it were the common parent and (B) franchise and excise taxes, fees and other similar taxes and expenses required to maintain its existence; provided that any payments pursuant to this clause (2) in any period not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period (and shall be deemed to be a provision for taxes for purposes of calculating Consolidated EBITDA for such period); and
(xviii)the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any direct or indirect parent of the Borrower to pay, dividends on the common stock or equity of the Borrower or any such direct or indirect parent following a public offering of such common stock or equity after the Reference Date in an amount not to exceed in any Fiscal Year 6% of the net cash proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital by any direct or indirect parent of the Borrower) in or from such public offering;
provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (v) and (xviii), no Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to such Restricted Payment.

The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in good faith by the Borrower.
For purposes of determining compliance with this Section 7.07, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xviii) of Section 7.07(b), or is entitled to be made pursuant to Section 7.07(a), the Borrower shall be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 7.07.
If the Borrower or any Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under Section 7.07(a) or any other provision of this Section 7.07 or the definition of “Permitted Investment” (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Subsidiary.
Section .Modifications of Certain Agreements.
(a)The Borrower shall not amend, waive or otherwise modify (i) the Existing Debt and the documents relating thereto (excluding pursuant to a refinancing thereof, in whole or in part, permitted by Section 7.01(a)(xi)) which increases the rate or shortens the time of payment of interest or premium payable, whether at maturity, at a date fixed for prepayment or by acceleration or otherwise on the Existing Debt, or shortens the fixed maturity of the Existing Debt to a date prior to the Commitment Termination Date or (ii) the documents or instruments governing or evidencing any other Indebtedness or Capital Stock in a manner that is not permitted by Section 7.01.
(b)The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend its certificate of incorporation or by laws or certificate or partnership or partnership agreement, as the case may be, which amendment would reasonably be expected to have a Material Adverse Effect.
Section .Parent Net Worth.
The Borrower shall not permit the Total Shareholders’ Equity of Parent and its consolidated Subsidiaries at the end of any Fiscal Quarter to be less than the sum of $910,000,000 plus 50% of the Consolidated Net Income of Parent and its consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis since the Closing Date plus 50% of all equity issuance of the Parent since the Closing Date.
Section .Parent Debt to Total Capitalization Ratio.
The Borrower shall not permit the Debt to Total Capitalization Ratio of Parent as at the end of any Fiscal Quarter to be more than 0.35 to 1.00 for Parent and its consolidated Subsidiaries.
Section .Restrictive Agreements.
The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any of its Subsidiaries to create or permit to exist any Lien on any of its property to secure the Obligations or (b) the ability of any of their Subsidiaries to pay dividends or other distributions with respect to any shares of its Capital Stock or to make, repay or prepay loans or advances to the Credit Parties or any other Subsidiary of the Credit Parties or (c) the ability of any of their Subsidiaries to Dispose of assets to the Credit Parties or any other Subsidiary of the Credit Parties; provided that the foregoing shall not prohibit prohibitions, restrictions or conditions existing under or by reason of (i) any encumbrance, condition or restriction pursuant to an agreement in effect at or entered into on the Closing Date, including, without limitation, this Agreement and the other Loan Documents and the Existing Debt in effect on such date; (ii) any encumbrance, condition or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Subsidiary or was acquired by, merged into or consolidated with the Borrower or a Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by, merged into or consolidated with the Borrower or in contemplation of the transaction) or such assets were acquired by the Borrower or any Subsidiary; provided that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Borrower or any other Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Agreement; (iii) any encumbrance, condition or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 7.11 or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this Section 7.11 or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such agreement are no less favorable (as determined in good faith by the Borrower) in any material respect, taken as a whole, to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this Section 7.11 on the Closing Date or the date such Subsidiary became a Subsidiary or was merged into or consolidated with a Subsidiary, whichever is applicable; (iv) encumbrances, conditions or restrictions arising in connection with Liens permitted to be Incurred under the provisions of Section 7.02 hereof that apply only to the assets subject to such Liens; (v) purchase money obligations for property acquired and Capitalized Lease Liabilities, in each case, that impose restrictions of the nature described in clause (a) or (c) above on the property so acquired; (vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary; (vii) restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business; (viii) any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Subsidiary in the ordinary course of business; (ix) encumbrances, conditions or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant, including for the avoidance of doubt, any encumbrance or restriction on any Insurance Subsidiary by any Governmental Authority having the power to regulate such Insurance Subsidiary; (x) encumbrances, conditions or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by the Borrower or any Subsidiary subsequent to the Closing Date pursuant to Section 7.01 hereof that are not more restrictive, taken as a whole (as determined in good faith by the Borrower), than those applicable to the Borrower in this Agreement on the Closing Date; (xi) encumbrances, conditions or restrictions contained in or arising under any Reinsurance Agreement or Statutory Reserve Financing or agreement entered into by an Insurance Subsidiary or Special Purpose Subsidiary; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially adversely affect the Borrower’s ability to make anticipated principal or interest payments on the Revolving Loans or are otherwise customary for financings or arrangements of that type (in each case, as determined in good faith by the Borrower); (xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Subsidiary or the assets or property of any other Subsidiary; and (xiii) customary provisions in joint venture agreements and other similar agreements.
Section .Changes in Accounting Policies.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any change to its accounting policies or reporting practices, except as required or permitted by GAAP or SAP.

ARTICLE 15
ARTICLE 16Events of Default
Section .Events of Default.
Each of the following shall constitute an “Event of Default”:
(a)Non-Payment. The Borrower fails to pay (i) when required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Revolving Loans, or (ii) within five (5) Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or
(b)Representation or Warranty. Any representation or warranty by any Credit Party made or deemed made herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or contained in any certificate or document furnished at any time pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, is incorrect in any material respect on or as of the date made or deemed made; or
(c)Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.04(a) (with respect to the maintenance of existence of the Borrower, Parent or FGL Insurance), or Article 7; or
(d)Other Defaults. Any Credit Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document on its part to be performed, and such default shall continue unremedied for a period of thirty (30) days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or
(e)Cross-Default. (i) any Credit Party or any of their Subsidiaries (other than any Immaterial Subsidiary) (1) fails to make any payment in respect of any Material Indebtedness (other than in respect of Swap Contracts), when due (whether by scheduled maturity, required prepayment, acceleration, or otherwise) beyond the applicable grace or cure period thereunder or (2) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness (other than in respect of Swap Contracts) beyond the applicable grace or cure period thereunder if the effect of such failure, event or condition is (x) to cause, or (y) to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Material Indebtedness to be declared to be due and payable prior to its stated maturity; provided that, any event described in clause (i)(2)(y) shall constitute an Event of Default only after any such applicable grace or cure period has expired and any required notice has been given and only if such failure has not been cured or waived or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (x) any Event of Default (as defined in such Swap Contract) under such Swap Contract as to which a Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined) as to which any Credit Party or any of their Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than $25,000,000 (in the aggregate for all such Swap Contracts); provided that, any event described in clause (ii) shall constitute an Event of Default only after the Credit Party or any Subsidiary fails to pay the Swap Termination Value to such Affected Party on the Early Termination Date; or
(f)Insolvency; Voluntary Proceedings. Any Credit Party or any Subsidiary of a Credit Party (other than any Immaterial Subsidiary) (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; (iii) applies for or consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession or other similar Person for itself or for a substantial part of its assets; or (iv) takes any corporate action to effectuate or authorize any of the foregoing; or
(g)Involuntary Proceedings. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) any Credit Party or any Subsidiary of a Credit Party (other than any Immaterial Subsidiary) files an answer admitting the material allegations of a petition filed against it in any such proceeding; or
(h)ERISA. With respect to any Single Employer Pension Plan or Multiemployer Plan, any ERISA Event has occurred that could reasonably be expected to result in the incurrence of liability by any Credit Party or any of its Subsidiaries, where in any event, individually or in the aggregate, such liability could reasonably be expected to have a Material Adverse Effect; or
(i)Material Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of their Subsidiaries (other than any Immaterial Subsidiary) involving in the aggregate a liability (after giving effect to any insurance or indemnity) of $25,000,000 or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon any asset of any Credit Party or any of their Subsidiaries to enforce any such judgment or decree; or
(j)Change of Control. There occurs any Change of Control or the Borrower ceases to beneficially own and control 100% on a fully diluted basis of the outstanding shares of Voting Stock of FGL Insurance; or
(k)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect or binding on the applicable Credit Party party thereto; or any Credit Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies in writing that it has any further liability or obligation under any provision of any Loan Document, or purports in writing to revoke, terminate or rescind any provision of any Loan Document.
Section .Remedies.
If any Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,
(a)declare the obligation of each Lender to make extensions of the Revolving Loans to be terminated;
(b)declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such outstanding principal amount of the Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind (except as expressly provided in Section 8.01 above), all of which are hereby expressly waived by the Borrower; and
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Revolving Loans shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.
Section .Rights Not Exclusive.
The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 17
ARTICLE 18The Administrative Agent
Section .Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions (other than Section 9.06).
Section .Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section .Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Borrower, Parent or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of the Administrative Agent’s own bad faith, gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to it by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it.
Section .Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section .Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.
Section .Resignation of Administrative Agent.
The Administrative Agent may resign, upon thirty (30) days’ prior notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States and having a combined capital and surplus of at least $100,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section .Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section .No Other Duties; Other Agents; Etc.
Credit Suisse is hereby appointed the Syndication Agent hereunder, and each Lender hereby authorizes Credit Suisse to act as the Syndication Agent in accordance with the terms hereof and the other Loan Documents. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Each of Associated Bank, National Association, BNP Paribas, JPMorgan Chase, N.A. and MIHI LLC is hereby appointed a Co-Documentation Agent hereunder, and each Lender hereby authorizes each of Associated Bank, National Association, BNP Paribas, JPMorgan Chase, N.A. and MIHI LLC to act as a Co-Documentation Agent in accordance with the terms hereof and the other Loan Documents. Any Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. The Syndication Agent, Co-Documentation Agents and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Joint Lead Bookrunners, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section .Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07, 10.04 and 10.05) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section .Indemnification of Agent-Related Persons.
Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Revolving Loans held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own bad faith, gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all other Obligations and the resignation of the Administrative Agent or any Agent‑Related Person.
Section .Withholding Tax.

To the extent required by any applicable law, the Administrative Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article 9. The agreements in this Article 9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loans and the repayment, satisfaction or discharge of all obligations under this Agreement. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE 19
ARTICLE 20Miscellaneous
Section .Amendments and Waivers.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, that no such amendment, waiver or consent shall:
(a)extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
(b)postpone or delay the maturity of the Revolving Loans or any date for the payment of any interest or fees due to the Lenders (or any of them) hereunder or under any other Loan Document, or reduce the amount of, or rate, as applicable, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby (other than as a result of waiving (i) an Event of Default in accordance with the terms hereof, (ii) default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders or (iii) a mandatory prepayment to be made hereunder);

(c)amend the definition of “Pro Rata Share” without the consent of each Lender directly and adversely affected thereby; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date without the written consent of each Lender;
(d)amend the definition of “Required Lenders” without the written consent of each Lender;
(e)release any Guarantor from the Guarantee under the Guarantee Agreement, except as expressly permitted under the Loan Documents, without the written consent of each Lender;
(f)amend this Section 10.01 without the written consent of each Lender;
(g)change Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(h)consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document without the written consent of each Lender (other than any such assignment or transfer permitted by Section 7.06); or
(i)amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Administrative Agent, the Lead Arrangers or the Syndication Agent or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, the Lead Arrangers or the Syndication Agent, in each case, without the consent of the Administrative Agent, the Lead Arrangers or the Syndication Agent, as applicable;
provided, further, that (i) no such agreement shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (except with respect to the removal of the Administrative Agent) and (ii) any fee agreement referred to in Section 2.07 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent pursuant to Section 10.01(a) or (b).
Section .Notices.
(a)Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by the Borrower by facsimile (1) shall be promptly confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to clause (b) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, any other Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (b) below), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(b)Electronic Communications:
(1)Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (A) of notification that such notice or communication is available and identifying the website address therefor.
(2)Parent and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent.
(3)The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agent-Related Persons warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent‑Related Persons in connection with the Platform or the Approved Electronic Communications.
(4)Parent, each of its Subsidiaries and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(5)Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
(c)The Agent-Related Persons and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section .No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section .Costs and Expenses.
The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Lead Arrangers for all reasonable and documented costs and out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Agreement (subject to the limitations set forth in the Engagement Letter with respect to expenses of the Lead Arrangers and the Administrative Agent (other than Attorney Costs) incurred prior to the Closing Date), the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including Attorney Costs, which Attorney Costs in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents shall be limited to the reasonable fees and reasonable disbursements of Milbank, Tweed, Hadley & McCloy LLP and, if reasonably necessary, a single local counsel in each appropriate jurisdiction, collectively, for the Lead Arrangers and the Administrative Agent and (b) to pay or reimburse the Administrative Agent, the Lead Arrangers and each Lender for all reasonable and documented costs and out-of-pocket expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including, but not limited to this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all Attorney Costs, which Attorney Costs in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement and the other Loan Documents shall be limited to the reasonable fees and reasonable disbursements of a single primary counsel and, if reasonably necessary, a single local counsel in each appropriate jurisdiction, collectively, for the Administrative Agent and each Lender (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated). All amounts due under this Section 10.04 shall be payable within ten (10) Business Days after written demand therefor. The agreements in this Section 10.04 shall survive the repayment of the Revolving Loans and the other Obligations.
Section .Borrower Indemnification; Damage Waiver.
(a)Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective Affiliates, and the directors, officers, employees, counsel, agents and partners (to the extent such Person is a partnership) of such Persons and Affiliates involved with the Transactions (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, charges and costs, expenses and disbursements (including reasonable Attorney Costs which shall be limited to the reasonable fees and reasonable disbursements of a single primary counsel for the Indemnified Persons and, if reasonably necessary, a single local counsel in each appropriate jurisdiction (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated)) of any kind or nature whatsoever (including those arising from or relating to any environmental matters) that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by the Borrower or any other Credit Party in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Commitment or Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any Environmental Liability related to Parent or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any Related Party of such Indemnified Person in connection with or as a result of the transactions hereunder, (2) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Party of such Indemnified Person under the Loan Documents (as determined by a court of competent jurisdiction in a final non-appealable decision), (3) arise out of or are in connection with any claim, litigation, loss or proceeding not involving an act or omission of Parent or any of its Subsidiaries and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent or the Lead Arrangers in their capacity as such or any other Indemnified Person in performing the services that are the subject of the Loan Documents) or (4) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, SyndTrak or other similar information transmission systems in connection with this Agreement except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Party of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). No Indemnified Person will have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s activities related to the transactions hereunder. All amounts due under this Section 10.05(a) shall be payable within thirty (30) days after written demand therefor together with, if requested by the Borrower, backup documentation supporting such indemnification request. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
(b)No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section .Marshaling; Payments Set Aside.
Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of Lenders), or any Administrative Agent or Lender enforces any security interests or exercises any right of set‑off, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.
Section .Assignments, Successors, Participations, Etc.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or (ii) by way of participation in accordance with the provisions of Section 10.07(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and Revolving Loans at the time owing to it); provided that:
(i)each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g), the Borrower shall have provided their consent to such assignment (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within twenty (20) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund;
(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitments assigned under the Facility;
(iii)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; such Assignment and Assumption to be (1) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually) and (2) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion;
(iv)if the Eligible Assignee shall not be a Lender, (1) the relevant assignor, at the time that it notifies the Administrative Agent of such proposed assignment, shall deliver to the Administrative Agent a duly executed IRS Form W-9 or applicable IRS Form W-8 of the proposed Eligible Assignee and (2) such Eligible Assignee shall deliver to the Administrative Agent an administrative questionnaire, in the form prescribed by the Administrative Agent; and
(v)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loans or Revolving Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided further that no consent of the Borrower shall be required so long as an Event of Default has occurred and is continuing under Section 8.01(a), (f) or (g).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place) and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and to have the obligations) of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Loan Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal and interest amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender (with respect to its own interests in the Facility only) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower, Parent or any Affiliate or Subsidiary of the Borrower or Parent) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Except to the extent limited by Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b); provided that such Participant agrees to be subject to the requirements of Section 3.01(e) and Section 3.07, as if such Participant were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.
Each Lender that sells a participation pursuant to this Section 10.07(d) shall, acting for itself and, solely for this purpose, as an agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Revolving Loans or other obligations under the Loan Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)Limitations upon Participant Rights. A Credit Party shall not be obligated to make any greater payment under Section 3.01 or 3.03 than the Credit Party would have been obligated to make in the absence of any participation; provided that this Section 10.07(e) shall not apply if the sale of the participation to such Participant is made with the Borrower’s prior written consent and shall not apply to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section .Confidentiality
.
Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of all information provided to it by Parent or any Subsidiary, or by the Administrative Agent on Parent’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, except that the Administrative Agent may disclose such information to the Lenders and each of the Administrative Agent and the Lenders may make disclosures thereof to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent, any Lender, any of its or their Affiliates and any Related Party of the foregoing in breach of the provisions of this Section 10.08, or (b) was or becomes available on a non‑confidential basis from a source other than Parent or its Subsidiaries; provided that such source is not bound by a confidentiality agreement with Parent or any of its Subsidiaries known to the Administrative Agent or such Lender (as applicable); provided, further, the Administrative Agent or any Lender may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which the Lender is subject (including the NAIC) or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or administrative proceeding to which the Administrative Agent or any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to any Participant, Lender or Eligible Assignee, actual or potential, to any pledgee referred to in Section 10.07(f) or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that such Person agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08) which agreement may be made pursuant to customary syndication practice; (vii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Parent or any Subsidiary is party with such Lender or such Affiliate; (viii) to its Affiliates and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and are informed of the confidential nature of such information and who are directed to comply with the terms of this Section 10.08 (or language substantially similar to this Section 10.08) provided that the Administrative Agent and each Lender shall be responsible for the breach of any confidentiality provisions pursuant to this Section 10.08 by such persons to which the Administrative Agent or such Lender, as applicable, has disclosed such information; (ix) to any other party to this Agreement; (x) subject to the Borrower’s prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to Moody’s, S&P, Fitch’s and A.M. Best and other rating agencies in connection with the ratings contemplated by the Loan Documents; and (xi) in the case of (x) this Agreement and (y) the country of domicile and place of incorporation of the Borrower and each guarantor of the Revolving Facility, on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Loans, to the extent required by the CUSIP Service Bureau or any similar agency. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement on a need to know and confidential basis, to market data collectors, similar services providers to the lending industry and to service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. In the case of confidential information received from Parent or any Subsidiary after the date hereof, such information shall be clearly identified at the time of delivery as confidential. In the case of clauses (ii), (iii) and (iv) the disclosing party shall (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) give prompt notice of such disclosure to the Borrower, to the extent not prohibited by any Requirement of Law or court order. In the case of clause (i), the disclosing party shall (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) give prior notice of such disclosure to the Borrower, to the extent practicable and not prohibited by any Requirement of Law or court order and if such disclosing party is unable to notify the Borrower in advance of such disclosure, such notice shall be delivered to the Borrower promptly thereafter to the extent permitted by Requirement of Law or regulation. Any Person required to maintain the confidentiality of information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section .Set-off.
In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve or payroll account. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section .Notification of Addresses, Lending Offices, Etc.
Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.
Section .Effectiveness; Counterparts.
This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of an original executed counterpart hereof.
Section .Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as the Revolving Loans or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section .Severability.
If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (a) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (b) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and (c) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
Section .Replacement of Defaulting Lenders and Non-Consenting Lenders.
If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related

Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Administrative Agent shall have received the assignment fee specified in Section 10.07(b) from the Borrower; and
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05(c), 3.01, 3.03 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).
A Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment (and such Defaulting Lender or Non-Consenting Lender shall be deemed to have executed and delivered an appropriately completed Assignment and Assumption to effect such assignment), which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Defaulting Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one Business Day after the Borrower’s request, compliance with this Section 10.14 shall not be required to effect such assignment.
Section .Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
(d)Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section .Waiver of Jury Trial.
EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW

EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
Section .USA PATRIOT Act Notice.
Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.
Section .Entire Agreement.
This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Administrative Agent, embodies the entire agreement and understanding among the Credit Parties, the Lenders and the Administrative Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
Section .Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section .Obligations Several; Independent Nature of Lenders Right.
The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section .No Fiduciary Duty.
The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.
FIDELITY & GUARANTY LIFE HOLDINGS, INC., as Borrower
By: ____________________________________
Name:
Title:

ROYAL BANK OF CANADA,
as Administrative Agent
By: ____________________________________
Name:
Title:

ROYAL BANK OF CANADA,
as a Lender
By: ____________________________________
Name:
Title:

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH
as a Lender
By: ____________________________________
Name:
Title:

By: ____________________________________
Name:
Title:

ASSOCIATED BANK, NATIONAL ASSOCIATION
as a Lender
By: ____________________________________
Name:
Title:

BNP PARIBAS
as a Lender
By: ____________________________________
Name:
Title:

By: ____________________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.
as a Lender
By: ____________________________________
Name:
Title:

MIHI LLC
as a Lender
By: ____________________________________
Name:
Title:

By: ____________________________________
Name:
Title:

NOMURA CORPORATE FUNDING AMERICAS, LLC
as a Lender
By: ____________________________________
Name:
Title:

By: ____________________________________
Name:
Title:

Appendix A
Revolving Commitments

Lender	Revolving Commitment
Royal Bank of Canada	$27,500,000
Credit Suisse AG, Cayman Islands Branch	$27,500,000
Associated Bank, National Association	$22,500,000
BNP Paribas	$22,500,000
JPMorgan Chase Bank, N.A.	$22,500,000
MIHI LLC	$22,500,000
Nomura Corporate Funding Americas, LLC	$5,000,000
Total	$150,000,000

SCHEDULE 5.05

Litigation

None.

SCHEDULE 5.14

Subsidiaries

Subsidiary	Jurisdiction	Ownership Interest Owned 100% by the listed entity unless otherwise indicated.	Type of Subsidiary
Fidelity & Guaranty Life Holdings, Inc.	Delaware	Fidelity & Guaranty Life	Borrower
Fidelity & Guaranty Life Business Services, Inc.	Delaware	Fidelity & Guaranty Life Holdings, Inc.	Subsidiary Guarantor
Fidelity & Guaranty Life Insurance Company	Iowa	Fidelity & Guaranty Life Holdings, Inc.	Insurance Subsidiary
Fidelity & Guaranty Life Assignment, LLC	Maryland	Fidelity & Guaranty Life Insurance Company	Excluded Subsidiary
Fidelity & Guaranty Life Brokerage, Inc.	Maryland	Fidelity & Guaranty Life Insurance Company	Excluded Subsidiary
Fidelity & Guaranty Life Insurance Agency, Inc.	Maryland	Fidelity & Guaranty Life Insurance Company	Insurance Subsidiary
Fidelity & Guaranty Life Insurance Company of New York	New York	Fidelity & Guaranty Life Insurance Company	Insurance Subsidiary
Raven Reinsurance Company	Vermont	Fidelity & Guaranty Life Insurance Company	Insurance Subsidiary

SCHEDULE 7.01

Existing Indebtedness

1.
6.375% senior unsecured notes due 2021 issued pursuant to the Indenture, dated March 27, 2013, among the Borrower, the Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association as Trustee.

SCHEDULE 7.02

Existing Liens

Debtor	Secured Party	Jurisdiction	Filing Number	Date Filed	Collateral Description
Fidelity & Guaranty Life Holdings, Inc.	OM Group (UK) Limited	Delaware	11283996	04/06/2011	See attached.
Raven Reinsurance Company	Nomura International plc	Vermont	11240978	04/07/2011	See attached.

SCHEDULE 10.02

Addresses for Notices

Fidelity & Guaranty Life Holdings Inc.
c/o Fidelity & Guaranty Life Insurance Company
1001 Fleet Street
Baltimore, Maryland 21202
Attention: Dennis Vigneau, Chief Financial Officer
Telephone No: 215-802-1193
Email: dennis.vigneau@fglife.com

with copies to:

Fidelity & Guaranty Life Holdings Inc.
c/o Fidelity & Guaranty Life Insurance Company
1001 Fleet Street
Baltimore, Maryland 21202
Attention: Eric Marhoun, General Counsel
Email: eric.marhoun@fglife.com

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: __________

To:	Royal Bank of Canada, as Administrative Agent
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
[Attached hereto as Schedule 1][Posted electronically on the [the Parent’s][the Borrower’s] website or delivered pursuant to another acceptable delivery method in accordance with Section 6.02] are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of [the Parent][the Borrower] as of the above date (the “Financial Statements”), together with the report and opinion of an independent certified public accountant required by such section.] 1
[Attached hereto as Schedule 1][Posted electronically on the [the Parent’s][the Borrower’s] website or delivered pursuant to another acceptable delivery method in accordance with Section 6.02] are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of [the Parent][the Borrower] ended as of the above date (the “Financial Statements”). ] 2
The undersigned Responsible Officer of [the Parent][the Borrower] hereby certifies, solely as a Responsible Officer of [the Parent][the Borrower] and not in his/her individual capacity, as of the date hereof that he/she is the [__________] of [the Parent][the Borrower], and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of [the Parent][the Borrower], and that:

1 Use following paragraph 1 for fiscal year-end financial statements.
2 Use following paragraph 1 for fiscal quarter-end financial statements.

1.    [the Financial Statements fairly present in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations and cash flows of [the Parent][the Borrower] as at such date and for such period.] 3

2.                [select one.] 4
[during such fiscal period, to the best knowledge of the undersigned, no Default has occurred and is continuing.]
--or--
[the following is a list of each Default and its nature and status:]
3.    [The financial computations set forth on Schedule [2] attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.]5
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

3 To be included in Compliance Certificates accompanying quarterly financial statements only.
4 To be included in the Compliance Certificate delivered by the Borrower only.
5 To be included in the Compliance Certificate delivered by Parent only.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate in his/her capacity as Responsible Officer of the Borrower as of _________________.

[__________]
By:
Name:
Title:

SCHEDULE 1
TO THE COMPLIANCE CERTIFICATE

SCHEDULE [2]
TO THE COMPLIANCE CERTIFICATE

For the Fiscal Quarter/Year ended ___________ (“Statement Date”)
Section 7.09 - Parent Net Worth
Calculation period: Fiscal Quarter ended _____________

(a)Minimum required ($910,000,000+(b)(ii)+(c)(ii)):
(b)Actual (measured as of the Statement Date):
(i)consolidated net income (or loss) of Parent and its consolidated Subsidiaries calculated in accordance with GAAP on a consolidated basis since the Closing Date:
__________________
(ii)fifty percent of (b)(i):
(c)Actual (measured as of the Statement Date): (i)equity issuance of the Parent since the Closing Date:	__________________
(ii)fifty percent of (c)(i):
(d)Actual (measured as of the Statement Date): (i)Total Shareholders’ Equity of Parent and its consolidated Subsidiaries:	__________________
Section 7.10 - Parent Debt to Total Capitalization Ratio
Calculation Period: Fiscal Quarter ended _____________

(a)Maximum permitted:	.35 to 1.00
(b)Actual (measured as of the Statement Date):
(i)the principal amount of, and accrued but unpaid interest on, all Indebtedness for borrowed money of the Parent and its consolidated Subsidiaries outstanding on such date, other than (i) Indebtedness owing to the Parent or any of its Subsidiaries and (ii) the liabilities (if any) of the Parent or any of its Subsidiaries in respect of Hedging Obligations as determined by reference to the termination value of the agreements or arrangements giving rise to such Hedging Obligations (“Debt”):
___________
(ii)Total Capitalization of the Parent and its consolidated Subsidiaries:	___________
The sum of: (A)Debt (as shown in (b)(i)):	___________
(B)Total Shareholders’ Equity of Parent:	___________
(c)Ratio of (b)(i) to (b)(ii):	___________

EXHIBIT B

FORM OF REVOLVING LOAN NOTE
$[___,___,___]6
[__________], 2014    New York, New York
FOR VALUE RECEIVED, FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered, permitted assigns the lesser of (a) the unpaid principal amount of all Revolving Loans made by Payee to the Borrower as Revolving Loans under the Credit Agreement referred to below and (b) $[___,___,___]7 , in accordance with the terms of the Credit Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of all Revolving Loans made by Payee to the Borrower as Revolving Loans under the Credit Agreement, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
This Note is one of the “Revolving Loan Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Administrative Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

6 Amount of such Lender’s Revolving Commitment.
7 Amount of such Lender’s Revolving Commitment.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
If the Revolving Loans evidenced hereby have not been paid in full when due, the Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof until such payment in full, without notice, and hereby waive diligence, presentment, protest, demand or other notice of every kind and to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.
FIDELITY & GUARANTY LIFE HOLDINGS, INC., as Borrower
By: ____________________________________
Name:
Title:

Schedule of Loans and Payments or Prepayments

Date	Amount of Loan	Interest Period	Amount of Principal Paid or Prepaid	Outstanding Balance	Notation Made By

EXHIBIT C-1
FORM OF REVOLVING LOAN NOTICE
Date:8 _____________, 20__

To:	Royal Bank of Canada, as Administrative Agent
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
Pursuant to Section 2.01 of the Credit Agreement, the Borrower desires that Lenders make the following Revolving Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [_______] (the “Borrowing Date”):

Base Rate [9] Loans:	$[____,_____,____]
Eurodollar Rate [10] Loans, with an initial Interest Period of ___________ month(s):	$[____,_____,____]

The Borrower hereby certifies that:

8 Must be delivered no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and no later than 12:00 noon (New York City time) on the Business Day prior to the proposed Borrowing Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Borrowing Date is the Closing Date, such Loan Notice may be delivered within such period shorter than three Business Days as may be agreed by the Administrative Agent with respect to Eurodollar Rate Loans.
9 Aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
10 Aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(i)     on the Borrowing Date, after making such Revolving Loan, the Total Utilization of Revolving Commitments will not exceed the Revolving Commitments then in effect;
(ii)    as of the Borrowing Date, the representations and warranties contained in each of the Loan Documents by the Borrower and each Guarantor are true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and
(iii)    as of the Borrowing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
The account of the Borrower to which the proceeds of the Revolving Loans requested on the Borrowing Date are to be made available by the Administrative Agent to the Borrower are as follows:
Bank Name:    _____________________
Bank Address:    _____________________
ABA Number:    _____________________
Account Number:    _____________________
Attention:    _____________________
Reference:    _____________________
[The Borrower hereby agrees that if it fails to borrow the Eurodollar Rate Loans requested hereby (including as a result of the failure of the Credit Agreement to become effective), the Borrower shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount), to the extent required by the Credit Agreement pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any losses, costs or expenses that such Lender may reasonably incur as a result of such failure, including any loss, cost or expense (excluding lost margin or profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund such Eurodollar Rate Loan.] 11

Date: ___________, 20__	FIDELITY & GUARANTY LIFE HOLDINGS, INC.,
By:
Name:
Title:

11 To be included for any notice delivered prior to the Closing Date.

EXHIBIT C-2
FORM OF CONVERSION/CONTINUATION NOTICE
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
Pursuant to Section 2.03 of the Credit Agreement, the Borrower desires to convert or to continue the following Revolving Loans, each such conversion and/or continuation to be effective as of [_________]:

$[____,____,____]	Eurodollar Rate Loans to be continued with Interest Period of [_____] month(s)
$[____,____,____]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [_____] month(s)
$[____,____,____]	Eurodollar Rate Loans to be converted to Base Rate Loans

Date: [12] ___________, 20__	FIDELITY & GUARANTY LIFE HOLDINGS, INC.
By:
Name:
Title:

12 Must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans.

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 13 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] 14 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]15 hereunder are several and not joint.]16 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]: _____________________________

2.	Assignee[s]: _____________________________

13 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
14 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language
15 Select as appropriate.
16 Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Fidelity & Guaranty Life Holdings, Inc.

4.	Administrative Agent: Royal Bank of Canada, as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement, dated as of August 26, 2014, among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto.

6.	Assigned Interest[s]:

Assignor[s] [17]	Assignee[s][18]	Aggregate Amount of Revolving Exposure	Amount of Revolving Exposure [19]	Percentage Assigned of Aggregate Revolving Exposure [20]	CUSIP Number

		$	$	%

		$	$	%

		$	$	%

[7.    Trade Date: ] 21

17 List each Assignor, as appropriate.
18 List each Assignee, as appropriate.
19 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
20 Set forth, to at least 9 decimals, as a percentage of the Revolving Exposure of all Lenders thereunder.
21To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date _______________, 20 ____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR][S]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][S]
By:
Name:
Title:

[Consented to and] 22 Accepted:

ROYAL BANK OF CANADA, as Administrative Agent
By:
Name:
Title:

[Consented to:] 23

FIDELITY & GUARANTY LIFE HOLDINGS, INC., as the Borrower
By:
Name:
Title:]

22 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
23 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT E
FORM OF GUARANTEE AGREEMENT
[See Execution Version]

EXHIBIT F-1
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loans (as well as any Note(s) evidencing such Revolving Loans) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest to be received by it pursuant to the Credit Agreement is effectively connected with a U.S. trade or business.
The undersigned has furnished Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate and IRS Form W-8BEN or W-8BEN-E in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Lender]
By:
Name:
Title:
[Address]

Dated: ____________________________, 20[ ]

EXHIBIT F-2
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loans (as well as any Note(s) evidencing such Revolving Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loans (as well as any Note(s) evidencing such Revolving Loans), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest to be received by it or its indirect partners/members claiming the portfolio interest exemption pursuant to the Credit Agreement is effectively connected with a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of its partners/members claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate and IRS Form W-8IMY and accompanying IRS Forms W-8BEN or W-8BEN-E in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Lender]
By:
Name:
Title:
[Address]

Dated: ____________________________, 20[ ]

EXHIBIT F-3
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) and 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest to be received by it pursuant to the Credit Agreement is effectively connected with a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8BEN or W-8BEN-E in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Participant]
By:
Name:
Title:
[Address]

Dated: ____________________________, 20[ ]

EXHIBIT F-4
FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
Pursuant to the provisions of Section 3.01(e) and 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest to be received by it or its indirect partners/members claiming the portfolio interest exemption pursuant to the Credit Agreement is effectively connected with a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of its partners/members claiming the portfolio interest exemption; provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, an IRS Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate and IRS Form W-8IMY and accompanying IRS Forms W-8BEN or W-8BEN-E in either the calendar year in which payment is to be made to the under-signed, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

[Participant]
By:
Name:
Title:
[Address]

Dated: ____________________________, 20[ ]

EXHIBIT G
FORM OF PREPAYMENT NOTICE

Dated:    ____________, 20[_ ]

To:	Royal Bank of Canada, as Administrative Agent
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Ladies and Gentlemen:
This Prepayment Notice is delivered to you pursuant to Section 2.05(e) of that certain Credit Agreement, dated as of August 26, 2014 (as may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.
The undersigned Borrower hereby notifies you that, effective as of [___________, 20__]1, the Borrower will make [an optional prepayment][a voluntary commitment reduction] 2[a mandatory prepayment] pursuant to Section [2.05(a)][2.05(b)][2.05(c)] of the Credit Agreement of the [Revolving Loans][Revolving Commitments] as specified below:

(A)Prepayment/Commitment Reduction Amount [3]	___________________________

1 With respect to prepayments, notice must be delivered by 12:00 noon New York City Time, at least one (1) Business Day prior to the effective date. With respect to voluntary commitment reductions, notice must be delivered at least three (3) business days prior to the effective date.
2 Voluntary commitment reduction must be requested by the Borrower.
3 Amount is subject to the following: (i) With regard to prepayments, minimum amounts of (x) with respect to Eurodollar Rate Loans, $1,000,000 or any multiple of $1,000,000 in excess thereof and (y) with respect to Base Rate Loans $500,000 or any multiple of $100,000 in excess thereof, provided that notwithstanding the foregoing, any Revolving Loan may be prepaid in its entirety. (ii) With regard to commitment reductions, aggregate minimum amount of (x) with respect to Eurodollar Rate Loans, $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) with respect to Base Rate Loans, $500,000 and integral multiples of $100,000 in excess of that amount.

(B)Type of Revolving Loan [4]	___________________________
(C)Date of Revolving Loan, conversion or continuation (which is a Business Day)	___________________________
(D)[Interest Period and the last day thereof] [5]	___________________________
The above complies with the notice requirements set forth in the Credit Agreement. 6

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Prepayment Notice.

[The remainder of this page is intentionally left blank.]

4 Specify Eurodollar Rate Loan or Base Rate Loan.
5 Applicable for Eurodollar Rate Loans only.
6 Such Notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

IN WITNESS WHEREOF, the undersigned has executed this Prepayment Notice as of the date first above written.

FIDELITY & GUARANTY LIFE HOLDINGS, INC., as Borrower
By:
Name:
Title:

EXHIBIT H
FORM OF SOLVENCY CERTIFICATE

Date: August 26, 2014
To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:
Pursuant to Section 4.01(f)(ii) of that certain Credit Agreement dated as of August 26, 2014, among FIDELITY & GUARANTY LIFE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and the other agents and arrangers party thereto, the undersigned, solely in the undersigned’s capacity as an authorized representative of the Borrower, hereby certifies, on behalf of the Borrower and its Subsidiaries and not in the undersigned’s individual or personal capacity and without personal liability, that, as of the Closing Date, immediately after giving effect to the Transactions to occur on the Closing Date (including the making of the Revolving Loans, if any, and the application of the proceeds thereof on the Closing Date):

(a)
The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis (at fair valuation), exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)
The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)
The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d)	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business conducted by the Borrower and its Subsidiaries.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as an authorized representative of the Borrower, on behalf of the Borrower and its subsidiaries and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.
By:
Name:
Title:	Authorized Representative